Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of August 25, 2025

among

MP MATERIALS CORP.,

as the Parent Borrower,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A., GOLDMAN SACHS BANK USA and MORGAN

STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

and

CITIBANK, N.A. and BOFA SECURITIES, INC.,

as Co-Syndication Agents

SCHEDULES

2.01	—	Commitments
2.03(a)	—	Existing Letters of Credit
6.12	—	Post-Closing Covenants
10.02	—	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS - Form of

A	—	[Reserved]
B	—	[Reserved]
C	—	Note
D	—	Compliance Certificate
E	—	Assignment and Assumption
F	—	Guaranty
G-1	—	Pari Passu Intercreditor Agreement
G-2	—	Junior Lien Intercreditor Agreement
H	—	Security Agreement
I	—	[Reserved]
J	—	[Reserved]
K	—	[Reserved]
L	—	United States Tax Compliance Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 25, 2025, among MP MATERIALS CORP., a Delaware corporation (the “Parent Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and each L/C Issuer from time to time party hereto.

PRELIMINARY STATEMENTS

1. The Parent Borrower has requested that the Lenders provide credit facilities for the purposes set forth herein.

2. The applicable Lenders have indicated their willingness to lend, and each L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“10X Facility” means a commercial plant to produce sintered Neodymium-iron-boron (NdFeB) permanent-magnet blocks and/or finished magnets, which shall be built, owned and operated by MP 10X Development, LLC, a Wholly Owned Subsidiary of the Parent Borrower (the “10X SPV”).

“2026 Convertible Notes” means the 0.25% Convertible Senior Notes due 2026 issued by the Parent Borrower pursuant to that certain Indenture, dated as of March 26, 2021, between the Parent Borrower and U.S. Bank Trust Company, National Association (formerly U.S. Bank National Association).

“2030 Convertible Notes” means the 3.00% Convertible Senior Notes due 2030 issued by the Parent Borrower pursuant to that certain Indenture, dated as of March 7, 2024, between the Parent Borrower and U.S. Bank Trust Company, National Association.

“Acceptable Intercreditor Agreement” means a customary intercreditor agreement that is either (A) substantially in the form of Exhibit G-1 or G-2 hereto or (B) with changes to Exhibit G-1 or G-2 hereto as reasonably agreed between the Administrative Agent and the Parent Borrower which have not been objected to by the applicable Required Lenders within five (5) Business Days of having been posted (which shall be deemed acceptable to the Administrative Agent and the applicable Required Lenders).

“Accounting Changes” has the meaning specified in Section 1.03(d).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning specified in clause (b)(iv) of the definition of the term “Consolidated EBITDA.”

“Additional Borrower” means any Wholly Owned Restricted Subsidiary organized in a Qualified Jurisdiction, in each case that becomes a Borrower after the Effective Date pursuant to Section 1.13.

“Additional Lender” has the meaning specified in Section 2.14(d).

“Additional Revolving Credit Commitment” has the meaning specified in Section 2.14(a).

“Administrative Agent” means, subject to Section 9.13, JPMorgan Chase Bank, N.A. (acting through such of its affiliates or branches as it deems appropriate) in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Agreement Currency” has the meaning specified in Section 10.17 hereof.

“Alternative Currency” means any Alternative L/C Currency or Alternative Revolver Currency, as applicable.

“Alternative L/C Currency” means each currency (other than Dollars) that is approved in accordance with Section 1.10.

“Alternative Revolver Currency” means each currency (other than Dollars) that is approved in accordance with Section 1.10.

“Alternative Revolver Currency Loan” means an a Term Benchmark Loan denominated in a currency other than Dollars.

“Anti-Corruption Laws” means the FCPA, the UK Bribery Act 2010, as amended, and any similar laws or regulations related to the prevention or prohibition of corruption or bribery.

“Anti-Money Laundering Laws” means, to the extent applicable, the U.S. Bank Secrecy Act, as amended, the USA PATRIOT Act, as amended, and any similar U.S. laws, rules, or regulations related to the prevention or prohibition of money laundering or terrorism financing.

“Applicable Authority” means (a) with respect to Term SOFR, CME or any Governmental Authority having jurisdiction over the Administrative Agent or CME and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Term Benchmark Loans, Base Rate Loans, RFR Loans, L/C Advances or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (provided that if the Commitments under any Revolving Credit Facility have terminated or expired, the Applicable Percentages of the Lenders under such Revolving Credit Facility shall be determined based upon the Revolving Credit Commitments thereunder most recently in effect) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Rate” means the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a); provided that such change shall be effective as of the third Business Day following the date on which such Compliance Certificate has been delivered to the Administrative Agent:

	Level 1	Level 2	Level 3	Level 4
Total Leverage Ratio	≥ 3.00:1.00	< 3.00:1.00 but > 2.00:1.00	≤ 2.00:1.00 but > 1.00:1.00	≤ 1.00:1.00
Commitment Fee	0.35%	0.30%	0.25%	0.20%

Applicable Rate for Term Benchmark Loans	2.50%	2.25%	2.00%	1.75%

Applicable Rate for Base Rate Loans	1.50%	1.25%	1.00%	0.75%

As of the Effective Date and prior to the Covenant Trigger Event, the Applicable Rate for Revolving Credit Loans shall be based upon pricing Level 1. From and after the Covenant Trigger Event, each change in the Applicable Rate resulting from delivery of a Compliance Certificate reflecting a change in Total Leverage Ratio shall be effective, in the case of a decrease in the Total Leverage Ratio, during the period commencing on the date that is three Business Days immediately following the delivery of a Compliance Certificate reflecting such change in Total Leverage Ratio and ending on the date immediately preceding the effective date of the next such change of the Total Leverage Ratio and, in the case of an increase in the Total Leverage Ratio, during the period commencing on the date that is three Business Days immediately following the delivery of a Compliance Certificate reflecting such change in Total Leverage Ratio and ending on the date immediately preceding the effective date of the next such change.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period pursuant to Sections 2.09 and 2.10 as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Sections 2.09 or 2.10, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.09 (other than Section 2.09(b)), in accordance with the terms of this Agreement); provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 8.01(f) has not occurred with respect to any Borrower, such shortfall shall be due and payable five (5) Business Days following the determination described above.

Notwithstanding the foregoing, the Applicable Rate in respect of (i) any Class of Extended Revolving Credit Commitments or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer and (ii) any Class of Loans or Commitments established pursuant to any Incremental Facility Amendment shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders.

“Approved Borrower Portal” has the meaning assigned to it in Section 9.18.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment Tax” has the meaning specified in the definition of “Other Taxes”.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Parent Borrower Financial Statements” means (i) the audited consolidated balance sheet of the Parent Borrower for the period covered in the most recent Form 10-K filed by the Parent Borrower with the SEC prior to the Effective Date; and (ii) the related audited consolidated statements of income, cash flows and stockholders’ equity of the Parent Borrower for the period covered in the most recent Form 10-K filed by the Parent Borrower with the SEC prior to the Effective Date.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Currency” means, (a) with respect to Letters of Credit, (x) Dollars and (y) Alternative L/C Currencies and (b) with respect to Revolving Credit Loans, (x) Dollars and (y) Alternative Revolver Currencies.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, such Person or its parent entity becomes (other than via an Undisclosed Administration) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the Prime Rate in effect on such date, (c) Term SOFR with an interest period of one month for such date plus 1.00% and (d) 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.02 hereof, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230, as amended or modified from time to time.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 10.27(b).

“Borrower Agent” has the meaning specified under Section 1.13(a)(vi) hereof.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowers” means (i) the Parent Borrower and any (ii) Additional Borrower.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases or financing leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided that all obligations of the Parent Borrower and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect immediately prior to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (whether or not such operating lease was in effect at such time) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement (other than for purposes of delivery of financial statements prepared in accordance with GAAP) regardless of any change in GAAP following such date that would otherwise require such obligation to be recharacterized as a Capitalized Lease.

“Cash Collateral” has the meaning specified in Section 2.03(f).

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent Borrower or any Restricted Subsidiary:

(1)	Dollars;

(2)

securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3)

certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(4)

repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)

commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities of 24 months or less from the date of acquisition;

(6)

marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7)

readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8)

readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(10)

with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and

Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11)

Cash Equivalents of the types described in clauses (1) through (10) above denominated in Dollars or any other currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars or, solely to the extent held in the ordinary course of business and not for speculative purposes, any currency in which the Parent Borrower and/or its Restricted Subsidiaries regularly conducts business;

(12)	investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (1) through (11) above; and

(13)

Investments made in accordance with the Parent Borrower’s Investment Policy Statement, dated November 1, 2022 and delivered to the Administrative Agent prior to the Effective Date, as in effect on the Effective Date (including any changes to such Investment Policy approved by the board of directors (or its audit committee or the appropriate equivalent) of the Parent Borrower after the Effective Date, subject to the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed)).

“Cash Interest Expense Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for such Test Period to (b) Consolidated Cash Interest Expense of the Parent Borrower and its Restricted Subsidiaries for such Test Period.

“Cash Interest Expense Coverage Ratio Covenant” has the meaning specified in Section 7.11(c).

“Cash Management Bank” means any financial institution providing treasury, depository, credit or debit card, purchasing card, and/or cash management services or automated clearing house transactions to the Parent Borrower or any Restricted Subsidiary or conducting any automated clearing house transfers of funds; provided that, if such financial institution is not an Agent or a Lender, such financial institution executes and delivers to the Administrative Agent and the Parent Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Parent Borrower pursuant to which such financial institution (a) appoints the Administrative Agent as its agent under the applicable Loan Documents and (b) agrees to be bound by Section 9.07 of this Agreement and the applicable provisions of the Security Agreement, in each case, as if it were a Lender.

“Cash Management Obligations” means obligations owed by the Parent Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of any overdraft and related liabilities arising from treasury, depository, credit or debit card, purchasing card, or cash management services or any automated clearing house transfers of funds.

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following events: (a) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) or two or more “persons” acting in concert shall have acquired beneficial ownership, directly or indirectly, of voting stock of the Parent Borrower (or other securities convertible into such voting stock) representing at least forty percent (40%) of the combined voting power of all voting stock of the Parent Borrower or (b) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) or two or more “persons” acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over voting stock of the Parent Borrower (or other securities convertible into such voting stock) representing at least forty percent (40%) of the combined voting power of all voting stock of the Parent Borrower. Notwithstanding anything to the contrary in this definition or any provision of the Exchange Act, (x) a person or group will be deemed not to own the equity interests of another person as a result of its ownership of equity interests or other securities of such other person’s parent (or related contractual rights) unless it owns voting equity interests (or related contractual rights) representing fifty percent (50%) or more of the voting power of the outstanding voting equity interests of such person’s parent and (y) a passive holding company or special purpose acquisition vehicle or a subsidiary thereof shall not be considered a “person” and instead the ultimate equityholders of such passive holding company or special purpose acquisition vehicle shall be considered for purposes of the foregoing.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments, Incremental Revolving Commitments, Refinancing Revolving Commitments or Commitments in respect of any Incremental Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Incremental Term Loans. Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“CME” or “CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged as collateral under any Collateral Document.

“Collateral Agent” means JPMorgan Chase Bank, N.A. (acting through such of its affiliates or branches as it deems appropriate), in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement (subject to Section 6.12) that, in each case subject to the limitations and qualifications set forth herein or in any other Loan Document:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered pursuant to any of the Loan Documents, Section 6.10 or Section 6.12, duly executed by each Loan Party that is a party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Guarantees”), jointly and severally, by (i) the Parent Borrower and each Additional Borrower (with respect to the Obligations of each other Borrower, as applicable) and (ii) each Restricted Subsidiary (other than any Excluded Subsidiary) (each, a “Guarantor”);

(c) the Obligations and the Guarantees shall have been secured pursuant to the Security Agreement or other applicable Collateral Documents by a first-priority security interest in (i) all the Equity Interests of each Additional Borrower and (ii) all Equity Interests (other than Excluded Equity) held directly by the Parent Borrower, any Additional Borrower or any other Guarantor in any Restricted Subsidiary (other than any Excluded Equity), in each case subject to Permitted Liens;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering and/or granting possession or control of certificated securities and instruments, filing personal property financing statements or intellectual property security agreements, or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office in, substantially all tangible and intangible assets (other than any Excluded Property) of the Borrowers and each other Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, United States IP Rights, intercompany receivables, other general intangibles (including contract rights), and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents and all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Collateral Documents, requirements of Law or reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) none of the Collateral shall be subject to any Liens other than Permitted Liens;

(f) [reserved]; and

(g) in the event any Additional Borrower or a Guarantor is added that is organized in a jurisdiction other than the U.S., such Loan Party shall grant a perfected Lien on its assets (in scope customary in such jurisdiction) to the Collateral Agent and any Loan Party that owns the Equity Interests issued by such Additional Borrower or Guarantor shall grant a perfected Lien over such Equity Interests to the Collateral Agent in each case, pursuant to arrangements as reasonably agreed between the Administrative Agent and the Parent Borrower (including foreign security) and subject to customary limitations and exclusions in such jurisdiction to be reasonably agreed to between the Administrative Agent and the Parent Borrower.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Administrative Agent and the Parent Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests with respect to particular assets, in consultation with the Parent Borrower.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)

other than as provided in clause (g) above, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall only be granted under the Collateral Documents governed by the laws of the United States, any state thereof or the District of Columbia;

(B)

other than as provided in clause (g) above, the Collateral and Guarantee Requirement shall not apply to, and the definition of “Collateral” and definitions of and references to asset categories in the definition of Collateral in this Agreement or any other Loan Documents shall not include, any Excluded Property;

(C)

no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements;

(D)

other than as provided in clause (g) above, no actions in any jurisdiction other than the U.S. or that are necessary to comply with the Laws of any jurisdiction other than the U.S. shall be required in order to create any security interests in assets located, titled, registered or filed outside of the U.S. or to perfect such security interests (it being understood that other than as provided in clause (g) above, there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the Laws of any jurisdiction other than the U.S.);

(E)

general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, retention of title claims and similar principles may limit the ability of a Foreign Subsidiary to provide a Guarantee or Collateral or may require that the Guarantee or Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Parent Borrower in consultation with the Administrative Agent;

(F)	no stock certificates of Immaterial Subsidiaries shall be required to be delivered to the Collateral Agent; and

(G)	no landlord waivers, bailee waivers, collateral access letters or estoppels shall be required to be delivered to the Collateral Agent.

“Collateral Documents” means, collectively, the Security Agreement, each of the collateral assignments, Security Agreement Supplements, security agreements or pledge agreements delivered to the Collateral Agent and the Lenders pursuant to any of the Loan Documents, Section 6.10 or Section 6.12, the Guaranty, the Mortgages and each of the other agreements, instruments or documents that create or purport to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Revolving Credit Commitment, an Extended Revolving Credit Commitment, an Incremental Revolving Commitment, a Refinancing Revolving Commitment or any combination thereof, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Term Benchmark Loan pursuant to Section 2.02(a), which shall be substantially in the form approved by the Administrative Agent and separately provided to the Parent Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and agreed by the Parent Borrower), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the common stock, par value $0.0001 per share, of the Parent Borrower.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, written statement, disclosure or authorization related to any Loan Document.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate for an Available Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, in consultation with the Parent Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Available Currency (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Available Currency exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Parent Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, determined on a consolidated basis, the excess of:

(a) the sum of, without duplication:

(i)

the interest expense in connection with Indebtedness of the type set forth in clauses (a), (d) and (f) of the definition of “Indebtedness” and including imputed interest expense in respect of Capitalized Lease Obligations of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, to the extent paid in cash; and

(ii)

any cash payments made during such period in respect of any interest or other financing costs accrued or amortized during a prior period in respect of Indebtedness of the type specified in clause (i) above of such Person or any of its Restricted Subsidiaries that were required to be capitalized rather than included in consolidated interest expense of such Person for such prior period in accordance with GAAP; minus

(b) the sum of, without duplication:

(i)

to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs (including legal and accounting costs) paid in a previous period;

(ii)	to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period;

(iii)

to the extent included in such consolidated interest expense for such period, one-time expenses in connection with the Transactions and other incurrences of Indebtedness or issuances of Equity Interests;

(iv)	interest income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; and

(v)	to the extent included in such consolidated interest expense for such period, any interest breakage costs or redemption premium attributable to the redemption or repayment of any Indebtedness.

“Consolidated EBITDA” means, with respect to any Person for any Test Period, determined on a consolidated basis, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such Test Period:

(a) increased (without duplication) by each of the following with respect to such Person and its consolidated Subsidiaries:

(i)

total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income, and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities; plus

(ii)

provision for Taxes based on income, profits, revenues or capital, including federal, foreign and state income, franchise, excise, value added and similar Taxes and foreign withholding Taxes paid or accrued during such Test Period (including in respect of repatriated funds) including penalties and interest related to such Taxes or arising from any Tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(iii)	depreciation and amortization (including amortization of intangibles and amortization of deferred financing fees or costs); plus

(iv)

other non-cash charges (including stock-based compensation expense and impairment charges); provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future Test Period, (A) such Person may elect not to add back such non-cash charges in the current Test Period and (B) to the extent such Person elects to add back such non-cash charges in the current Test Period, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior Test Period); plus

(v)

the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly owned subsidiary deducted (and not added back in such Test Period to Consolidated Net Income) excluding cash distributions in respect thereof; plus

(vi)	losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing; plus

(vii)

fees and expenses and other cash charges (including discounts and commissions, premiums and penalties, original issue discount, debt issuance costs and deferred financing costs and fees and charges incurred in respect of letters of credit or bankers acceptance financings) incurred during such Test Period, or any amortization thereof for such Test Period in connection with any acquisition, divestiture, investment, asset disposition, issuance or repayment of debt, issuance or sale of equity securities, refinancing transaction or amendment or other modification of any debt instrument or as a result of other restructuring, separation, integration and transition activities and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction, including retention and integration costs and transaction-related compensation, earn-out obligations and indemnity payments, in each case whether or not successful and including in any event in connection with the Transactions and the Department of Defense Agreements (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions or any Department of Defense Agreement to the extent incurred on or prior to the Effective Date in connection with the Department of Defense Agreements (as in effect as of such date and without giving effect to any subsequent amendments thereto)); plus

(viii)

(1) any unusual, one-time, or non-recurring charges (including one-time compensation charges), losses or expenses for such Test Period and (2) any restructuring charges, accruals or reserves, severance, relocation, incentive or retention costs, litigation costs, costs associated with new business or cost savings initiatives, costs associated with facilities closures and any other business optimization expenses; provided that, the aggregate amount added back pursuant to this clause (viii)(2) (other than amounts arising under the Department of Defense Agreements (as in effect on July 9, 2025)) shall not exceed 30% of Consolidated EBITDA for such Test Period (calculated after giving effect to any such add backs and all other add backs for such Test Period); plus

(ix)

any loss on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and any corporate charges, overhead and similar costs previously allocated to any discontinued business but not included within discontinued operations; plus

(x)

any losses for such Test Period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments (including any losses resulting from mark to market accounting of such hedging agreements or other derivative instruments); plus

(xi)

the amount of “run rate” cost savings, cost synergies, operating improvements and operating expense reductions (including costs to achieve such cost savings, operating improvements and operating expense reductions) related to business combinations, acquisitions, mergers, investments, divestitures, restructurings, cost savings initiatives and other specified actions of the Parent Borrower that are reasonably identifiable and factually supportable and projected by the Parent Borrower reasonably and in good faith to result from actions that have been taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the reasonable and good faith determination of the Parent Borrower) within 24 months after such business combination, acquisition, merger, investment, divestiture, restructuring, cost savings initiative, other initiative or other action is consummated or initiated (as applicable), net of the amount of actual benefits realized during such Test Period from such actions, in each case calculated on a Pro Forma Basis as though such cost savings, cost synergies, operating improvements and operating expense reductions had been realized on the first day of such Test Period for which Consolidated EBITDA is being determined and as if such cost savings, cost synergies, operating improvements, and/or operating expense reductions were realized during the entirety of such Test Period; provided that, the aggregate amount added back pursuant to this clause (xi) shall not exceed 30% of Consolidated EBITDA for such Test Period (calculated after giving effect to any such add backs and all other add backs for such Test Period); plus

(xii)

adjustments (A) evidenced by or contained in a due diligence quality of earnings report made available to the Administrative Agent prepared with respect to the target of a Permitted Acquisition or other Investment permitted hereunder by (x) a “big four” nationally recognized accounting firm or (y) any other accounting firm that shall be reasonably acceptable to the Administrative Agent or (B) consistent with Regulation S-X; plus

(xiii)	any Pre-Opening Expenses; plus

(xiv)

an amount reasonably determined by the Parent Borrower in good faith as the excess, if any, of (A) the aggregate minimum payments, guaranteed revenues, or other fixed price amounts, in each case, provided for under the Department of Defense Agreements for such Test Period (without giving effect to any reductions, offsets or adjustments), over (B) the aggregate amount of Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries for such Test Period attributable to operations in respect of which minimum payments, guaranteed revenues, or other fixed price amounts would apply under any Department of Defense Agreement; provided that, the Parent Borrower shall have provided the Administrative Agent in the applicable Compliance Certificate the calculation of the estimated amount to be added back pursuant to this clause (xiv); provided further that to the extent an add-back under this clause (xiv) is duplicative of a cash payment in respect thereof in a future Test Period, such cash payment shall be subtracted from Consolidated EBITDA to such extent,

(b) decreased (without duplication) by the following (solely to the extent included in arriving at Consolidated Net Income):

(i)

non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior Test Period); plus

(ii)	any gains for such Test Period resulting from mark to market accounting of hedging agreements or other derivative instruments; plus

(iii)

the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary added (and not deducted in such Test Period from Consolidated Net Income); plus

(iv)

any gain on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation;

(d) increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment;

(e) increased (to the extent such difference is positive) or decreased (to the extent such difference is negative) by the difference of the Deferred Revenue of such Person and its Restricted Subsidiaries as of the last day of such Test Period (the “Determination Date”) and the Deferred Revenue of such Person and its Restricted Subsidiaries as of the date that is twelve months prior to the Determination Date; and

(f) increased by any cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) above for any previous Test Period and not added back;

provided that there shall be included in determining Consolidated EBITDA for any Test Period the Acquired EBITDA of any Person, property, business or asset acquired by the Parent Borrower or any Subsidiary during such Test Period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Parent Borrower or such Subsidiary during such Test Period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such Test Period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such Test Period (including the portion thereof occurring prior to such acquisition); provided that the Parent Borrower may choose not to make such an adjustment with respect any acquisition having consideration in an amount less than $50,000,000. There shall be excluded in determining Consolidated EBITDA for any Test Period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Parent Borrower or any Subsidiary during such Test Period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such Test Period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such Test Period (including the portion thereof occurring prior to such sale, transfer or disposition).

Consolidated EBITDA shall be further adjusted:

in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three (3) following fiscal quarters, by increasing Consolidated EBITDA by an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) four (4) (in the case of the quarter in which such purchase occurs), (b) three (3) (in the case of the quarter following such purchase), (c) two (2) (in the case of the second quarter following such purchase) and (d) one (1) (in the case of the third quarter following such purchase), all as determined on a consolidated basis for the Parent Borrower and its Restricted Subsidiaries.

“Consolidated EBITDA as of the Covenant Trigger Event” means Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries as of the Test Period most recently ended at the time of the Covenant Trigger Event.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Parent Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is not (x) a JV Entity with outstanding third-party indebtedness for borrowed money or (y) an Unrestricted Subsidiary, that (as reasonably determined by a Responsible Officer of the Parent Borrower) could have been distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary) as a dividend or other distribution or return on investment;

(2) [reserved];

(3) any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(4) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of the Parent Borrower);

(5) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses), or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;

(6) the cumulative effect of a change in accounting principles;

(7) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(8) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(9) any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(10) any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(11) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary;

(12) any non-cash purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent Borrower and its Restricted Subsidiaries), as a result of any consummated acquisition or investment, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(13) any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation;

(14) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(15) accruals and reserves that are established within twelve months after the Effective Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(16) any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; and

(17) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transaction, or the release of any valuation allowance related to such item.

In addition, to the extent not already excluded from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder (it being understood and agreed that if such Person has notified a third party of such amount to be reimbursed or indemnified and such third party has not denied its reimbursement or indemnification obligation, such amounts shall also be excluded) and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Net Indebtedness” means, as of any date of determination, (a) Consolidated Total Debt less (b) unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis not to exceed (i) for purposes of determining the Applicable Rate or compliance with any Financial Covenant, the greater of (x) 100% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 100% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis) and (ii) for purposes of determining compliance with Article VII, the greater of (x) 50% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 50% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis).

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of, without duplication, Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments and (b) without duplication, any guarantees by the Parent Borrower and/or its Restricted Subsidiaries of any Indebtedness described in clause (a) above; provided that Consolidated Total Debt shall not include (x) obligations under Swap Contracts and (y) Indebtedness in respect of any Permitted Receivables Financing, Permitted Call Spread Transactions or Permitted Forward Agreements.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Covenant Trigger Event” means the earlier to occur of the Parent Borrower delivering to the Administrative Agent: (a) a Compliance Certificate to the Administrative Agent pursuant to Section 6.02(a) demonstrating that the Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries as of the Test Period most recently ended is equal to or exceeds $400,000,000 and (b) the financial statements required by Section 6.01(b) for the fiscal quarter ending on June 30, 2027.

“Covered Entity” has the meaning specified in Section 10.27(b).

“Covered Party” has the meaning specified in Section 10.27(a) hereof.

“Credit Extension” means a Borrowing or an L/C Credit Extension, as the context may require.

“Critical Assets” means any mining or manufacturing facility and any mineral rights owned by the Parent Borrower or any of its Restricted Subsidiaries that is material to the continued operation of the business of the Parent Borrower and its Restricted Subsidiaries.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website. For the avoidance of doubt, if Daily Simple SOFR as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Term Benchmark Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Term Benchmark Loans may not be converted to, or continued as, Term Benchmark Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Rights” has the meaning specified in Section 10.27(b).

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it, (ii) fund any portion of its participations in Letters of Credit required to be funded by it or (iii) pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or the Administrative Agent, any L/C Issuer or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, any L/C Issuer or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s, L/C Issuer’s or Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event, or (e) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.16) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, each L/C Issuer and each other Lender promptly following such determination.

“Deferred Revenue” means, at any date, the amount of cash and Cash Equivalents received in advance of revenue recognition that would, in conformity with GAAP, be set forth opposite the caption “deferred revenue” (or any like caption, including current and non-current designations) on a consolidated balance sheet at such date; provided that such balance shall be determined excluding the effects of acquisition method accounting.

“Department of Defense” means The United States Department of Defense.

“Department of Defense Agreements” means each of (a) that certain Transaction Agreement, dated as of July 9, 2025, between the Parent Borrower and the Department of Defense (the “Transaction Agreement”), (b) that certain Offtake Agreement, dated as of July 9, 2025, between the 10X SPV and the Department of Defense, and (c) that certain Price Protection Agreement, dated as of July 9, 2025, between the Parent Borrower and the Department of Defense, in each case, as amended, restated, supplemented or otherwise modified from time to time, so long as such amendment, restatement, supplement or other modification is not adverse to any Lender in any material respect.

“Determination Date” shall have the meaning provided in clause (e) of the definition of “Consolidated EBITDA.”

“Disclosure Letter” means the disclosure letter, dated as of the Effective Date, delivered by the Parent Borrower to the Administrative Agent for the benefit of the Lenders, as amended or supplemented from time to time pursuant to the terms of the Loan Documents.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Parent Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests and the payment of cash in lieu of the issuance of fractional shares of such Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change, or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of all Commitments and all outstanding Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and the payment of cash in lieu of the issuance of fractional shares of such Qualified Equity Interests), in whole or in part (except as a result of a change of control, fundamental change, or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change, or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of all Commitments and all outstanding Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer)), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of the foregoing clauses (a) through (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued; provided that any class of Equity Interests of any Person that by its terms authorized such Person to satisfy its obligations thereunder by delivery of Qualified Equity Interests and/or cash in lieu of fractional shares in connection therewith shall not be deemed to be Disqualified Equity Interests; provided, further, that if Equity Interests are issued pursuant to a plan for the benefit of the Parent Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Parent Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means any Person that is not a bank, financial institution or other institutional lender (including any fund or investment vehicle engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course) organized under the laws of, or with its principal place of business in, the United States, the United Kingdom, Canada, Australia, New Zealand, Cayman Islands, Bermuda, British Virgin Islands or any of the member states of the European Economic Area.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Foreign Holding Company” means any Domestic Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than capital stock (including any Indebtedness that is treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs.

“Domestic Loan Party” means any Loan Party organized under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means August 25, 2025.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Environment” means ambient air, indoor or outdoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the Environment or to the generation, transport, storage, use, treatment, handling, disposal, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health or safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of or relating to any Loan Party or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, disposal or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided that Equity Interests shall not include (a) any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash (or other securities or property following a merger event, reclassification or other change of the Equity Interests) (and cash in lieu of fractional shares) (including, for the avoidance of doubt, Permitted Convertible Indebtedness), (b) any Permitted Call Spread Transaction or (c) any Permitted Forward Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control or treated as a single employer with a Loan Party or any Restricted Subsidiary within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (h) a failure by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Plan which could result in liability to a Loan Party or any Restricted Subsidiary; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate; or (k) a Foreign Benefit Event.

“Escrow” means an escrow, trust, collateral or similar account or arrangement with a third- party that is not the Parent Borrower or any of its Restricted Subsidiaries or any Affiliate thereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Equity” means Equity Interests (i) of any Unrestricted Subsidiary, (ii) of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness permitted pursuant to Section 7.03(v) if such Equity Interests are pledged and/or mortgaged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests (and which prohibition was not created in contemplation of such Permitted Acquisition), (iii) of any CFC or Domestic Foreign Holding Company (in each case other than any Borrower or Guarantor and not otherwise constituting Excluded Equity) in excess of 65% of the issued and outstanding Equity Interests of each such Foreign Subsidiary or Domestic Foreign Holding Company (and of any subsidiary of such Foreign Subsidiary or

Domestic Foreign Holding Company), (iv) of any Subsidiary with respect to which the Administrative Agent and the Parent Borrower have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Equity Interests or perfection thereof is excessive in view of the benefits to be obtained by the Secured Parties therefrom, (v) of any captive insurance companies, not-for-profit Subsidiaries, special purpose entities (including any entity used to effect a Permitted Receivables Financing), (vi) of any non-Wholly Owned Restricted Subsidiary that is not a Loan Party; (vii) of any Immaterial Subsidiary of the Parent Borrower, (viii) in any joint venture or person (other than a Wholly Owned Subsidiary or a Loan Party), to the extent prohibited by the organization documents thereof, and (ix) of any Foreign Subsidiary (other than any Additional Borrower or any Guarantor) the pledge of which is prohibited by applicable Laws or which would reasonably be expected to result in a violation or breach of, or conflict with, (a) fiduciary duties of such Subsidiary’s officers, directors or managers or (b) the Organization Documents of any such Foreign Subsidiary.

“Excluded Property” means (i) any fee-owned real property (other than a Material Real Estate Asset) and leasehold rights and interests in real property, (ii) (A) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable Laws in the relevant jurisdiction in the case of jurisdictions other than the U.S.), (B) letter of credit rights and as-extracted collateral, in each case, to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable Laws in the relevant jurisdiction in the case of jurisdictions other than the U.S.) and (C) commercial tort claims (1) where the amount of damages claimed by the applicable Loan Party is less than $5,000,000 or (2) to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable Laws in the relevant jurisdiction in the case of jurisdictions other than the U.S.), (iii) assets for so long as a pledge thereof or a security interest therein is prohibited by applicable Laws, after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws (iv) margin stock, (v) any cash and Cash Equivalents, deposit accounts, commodities accounts and securities accounts (including securities entitlements and related assets) (it being understood that this exclusion shall not affect the grant of the Lien on proceeds of Collateral and all proceeds of Collateral shall be Collateral), (vi) any lease, license or other agreements, or any property subject to any such lease, license or other agreement, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or grant of a security interest therein would violate or invalidate such lease, license or other agreement, or create a right of termination in favor of any other party thereto (other than the Borrowers or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (vii) assets for which a pledge thereof or security interest therein would result in a material adverse tax consequence as reasonably determined by the Parent Borrower (in consultation with (but without the consent of) the Administrative Agent); provided that nothing in this clause (vii) shall limit the pledge of assets by a Foreign Subsidiary that is an Additional Borrower or a Guarantor, without the Administrative Agent’s consent, (viii) assets for which the Administrative Agent and the Parent Borrower have determined in their reasonable judgment and agree in writing that the cost of creating or perfecting such pledges or security interests therein would be excessive in view of the benefits to be obtained by the Lenders therefrom, (ix) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or

“Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Federal law, (x) Excluded Equity, (xi) [reserved] and (xii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction or other applicable law); provided, however, that “Excluded Property” shall not include any Proceeds (as defined in the New York UCC (as defined in the Security Agreement)), substitutions or replacements of any Excluded Property unless such Proceeds, substitutions or replacements would independently constitute Excluded Property.

“Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01C to the Disclosure Letter, (b) any Subsidiary that is prohibited by applicable Law or by any contractual obligation existing on the Effective Date (or, if later, the date such Subsidiary first becomes a Subsidiary) from guaranteeing the Obligations (and in the case of such contractual obligation, not entered into in contemplation of the acquisition of such Subsidiary) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (c) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other similar Investment permitted hereunder that, at the time of such Permitted Acquisition or other similar Investment, has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other similar Investment and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (c) if such secured Indebtedness is repaid or becomes unsecured if such Restricted Subsidiary ceases to be an obligor with respect to such secured Indebtedness or such prohibition no longer exists, as applicable), (d) any Immaterial Subsidiary or Unrestricted Subsidiary, (e) captive insurance companies, (f) not-for-profit Subsidiaries, (g) special purpose entities, (h) subject to Section 9.11, any non-Wholly Owned Subsidiary, (i) any Domestic Foreign Holding Company, (j) any CFC, (k) any Domestic Subsidiary of a Foreign Subsidiary that is (1) a CFC and (2) not a Loan Party that directly owns such Domestic Subsidiary and (l) any other Subsidiary with respect to which the Administrative Agent and the Borrowers have determined in their reasonable judgment, and agree in writing, that the cost or other consequences (including any material adverse tax consequences; provided that with respect to material adverse tax consequences the determination shall be made by the Parent Borrower in consultation with (but without the consent of) the Administrative Agent) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom; in each case of this definition, unless such Subsidiary is designated by the Parent Borrower as an Additional Borrower pursuant to Section 1.13 or as a Guarantor pursuant to the definition of “Guarantors”.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, by any jurisdiction as a result of a present or former connection of such Agent, Lender or other recipient, as the case may be, with such jurisdiction (including as a result of being resident or being deemed to be resident, being organized, maintaining an Applicable Lending Office or carrying on business or being deemed to carry on business in such jurisdiction) other than any connection arising solely from any Loan Documents or any transactions contemplated thereby, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to any Lender pursuant to a law in effect at the time such Lender becomes a party in this Agreement (other than pursuant to an assignment request by the Borrowers under Section 3.06(a)) or designates a new Applicable Lending Office, except to the extent such Lender’s assignor was entitled immediately prior to the assignment, or such Lender was entitled immediately before it designated a new Applicable Lending Office, to receive additional amounts from any Loan Party with respect to such Taxes pursuant to Section 3.01(a), (c) any withholding Tax resulting from a failure of such recipient to comply with Section 3.01(f) or Section 3.01(g), as applicable, (d) any U.S. federal withholding Tax imposed pursuant to FATCA and (e) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code.

“Existing Convertible Notes” means the 2026 Convertible Notes and the 2030 Convertible Notes.

“Existing Letters of Credit” has the meaning specified in Section 2.03(a)(i).

“Export Laws” means U.S. laws, rules or regulations relating to the control of commodities, software, technology and services for export, re-export, or in country transfer, as implemented, administered or enforced by the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce and the International Traffic in Arms Regulations Maintained by the U.S. Department of State.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.15(a).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means a Class of Term Loans or the Revolving Credit Facility, as the context may require.

“Failed Assignment” has the meaning assigned to such term in Section 10.07(a)

“FATCA” means current Sections 1471 through 1474 of the Code (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any current or future Treasury regulations with respect thereto or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and any related Law) implementing the foregoing.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate. If the Federal Funds Rate is less than zero, it shall be deemed to be zero hereunder.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

“First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) (i) Consolidated Total Debt that is secured by a Lien on the Collateral that is not subordinated to the Liens securing the Obligations as of the last day of such Test Period less (ii) unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis not to exceed, for purposes of determining compliance with the Incremental Incurrence Test and Article VII, the greater of (x) 50% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 50% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis), to (b) Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for such Test Period.

“Financial Covenants” means (a) at all times after the Effective Date and prior to the Covenant Trigger Event, the Minimum Liquidity Covenant, and (b) at all times from and after the Covenant Trigger Event, collectively, the Total Leverage Ratio Covenant and the Cash Interest Expense Coverage Ratio Covenant.

“Fixed Amounts” has the meaning specified in Section 1.09(b).

“Flood Hazard Property” means any Material Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, which contains improvements located either wholly or partially in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Laws” means the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004, and the Biggert-Waters Flood Insurance Reform Act of 2012, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate such Foreign Plan or to appoint a trustee or similar official to administer such Foreign Plan, or alleging the insolvency of such Foreign Plan, (d) the incurrence of any liability by any Loan Party or any Restricted Subsidiary under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party or any Restricted Subsidiary, or the imposition on any Loan Party or any Restricted Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Borrower” means any Additional Borrower designated by the Parent Borrower pursuant to Section 1.13 organized under the Laws of a Qualified Jurisdiction other than the United States, any state thereof or the District of Columbia.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Restricted Subsidiary with respect to employees outside the United States.

“Foreign Loan Party” means any Loan Party that is not a Domestic Loan Party.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Parent Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that (A) if the Parent Borrower notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (B) at any time after the Effective Date, the Borrowers may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein), including as to the ability of the Borrowers or the Required Lenders to make an election pursuant to clause (A) of this proviso, (C) any election made pursuant to clause (B) of this proviso, once made, shall be irrevocable, (D) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrowers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (E) the Borrowers may only make an election pursuant to clause (B) of this proviso if it also elects to report any subsequent financial reports required to be made by the Borrowers, including pursuant to Sections 6.01(a) and (b), in IFRS.

“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include (1) endorsements for collection or deposit, (2) customary warranty obligations entered into in the ordinary course of business, or (3) customary representations, warranties, covenants or indemnities in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets not prohibited under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantees” has the meaning specified in clause (b) of the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Parent Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guaranty Supplement (as defined in the Guaranty), and any such Restricted Subsidiary shall thereafter be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes; provided that (i) if such Restricted Subsidiary is not organized in a Qualified Jurisdiction, the jurisdiction of organization of such Restricted Subsidiary shall be reasonably satisfactory to the Collateral Agent (taking into account, if acting as Collateral Agent or entering into Loan Documents with Subsidiaries in such jurisdiction is prohibited by applicable Law or would expose the Collateral Agent, in its capacity as such, to material additional liabilities) and (ii) such Restricted Subsidiary shall have complied with the Collateral and Guarantee Requirement prior to the becoming a Guarantor.

“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.10.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive materials, substances or wastes, and all other chemicals, pollutants, contaminants, materials, substances or wastes of any nature regulated pursuant to any Law relating to the Environment because of their hazardous, toxic, dangerous or deleterious characteristics or properties, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas and toxic mold.

“Hedge Bank” means any Person that is (i) a Lender, an Agent, a Lead Arranger or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement, or (ii) party to a Swap Contract with a Loan Party or any Restricted Subsidiary that is in effect as of the Effective Date, in its capacity as a party thereto; provided that in the case of clause (ii), such Person executes and delivers to the Administrative Agent and the Parent Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Parent Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Loan Documents and (b) agrees to be bound by Section 9.07 of this Agreement and the applicable provisions of the Security Agreement, in each case, as if it were a Lender.

“Historical Financial Statements” shall mean the Audited Parent Borrower Financial Statements and the Unaudited Parent Borrower Financial Statements.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Parent Borrower (i) whose total assets at the last day of the most recent Test Period do not exceed 5% of the total consolidated assets of the Parent Borrower and its Restricted Subsidiaries at such date or (ii) whose gross revenues for such Test Period do not exceed 5% of the consolidated gross revenues of the Parent Borrower and its Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided that the total assets or gross revenues of all Restricted Subsidiaries so designated by the Parent Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall not at any time exceed (i) 10% of the total consolidated assets of the Parent Borrower and its Restricted Subsidiaries at such date or (ii) 10% of the consolidated gross revenues of the Parent Borrower and its Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP and as at the last day of the most recent Test Period; provided that in no event shall a Restricted Subsidiary of the Parent Borrower be deemed to be an “Immaterial Subsidiary” if such Restricted Subsidiary is the 10X SPV, an Additional Borrower or the Parent Borrower has caused such Restricted Subsidiary to be a Guarantor in accordance with the definition of “Guarantors.”

“Incremental Equivalent Debt” has the meaning specified in Section 7.03(t).

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.14(d).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(e).

“Incremental Incurrence Test” has the meaning specified in Section 2.14(a).

“Incremental Revolving Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Lender” has the meaning specified in Section 2.14(e).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incurrence Based Amounts” has the meaning specified in Section 1.09(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) [reserved];

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) accounts payable and accrued obligations in the ordinary course of business, (ii) any earnout obligation, deferred or contingent purchase price obligation or other similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and has not been paid within thirty (30) days after becoming due and payable and (iii) obligations which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP);

(e) indebtedness described in clauses (a) through (d) or clauses (f) through (h) hereof (excluding prepaid interest thereon) and indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings, in each case secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantee Obligations of such Person in respect of any of the Indebtedness described in clauses (a) through (g) above.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited, (B) in the case of the Parent Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business consistent with past practice and (C) exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to such Person. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing and for the avoidance of doubt, no obligation in respect of any Swap Contract, Permitted Call Spread Transaction or Permitted Forward Agreement shall constitute Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Independence Facility” means the Parent Borrower’s “Independence” magnet facility located on 13840 Independence Parkway, Fort Worth, TX 76177.

“Information” has the meaning specified in Section 10.08.

“Inside Date Springing Maturity Debt” has the meaning assigned to such term in the definition of “Maturity Date”.

“Inside Maturity Debt” means an amount of any Indebtedness (which may include, without limitation, Incremental Equivalent Debt or Ratio Debt) incurred in reliance on an exception for Inside Maturity Debt, including any Permitted Refinancing Indebtedness in respect thereof, up to an aggregate principal amount at any time outstanding not to exceed, at the time of incurrence thereof, (I) prior to the Covenant Trigger Event, $100,000,000, and (II) from and after the Covenant Trigger Event, the greater of (x) 75% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 75% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis).

“Interest Payment Date” means, (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and the Maturity Date, (b) as to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (c) as to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date.

“Interest Period” means, as to each Term Benchmark Loan, the period commencing on the date such Term Benchmark Loan is disbursed or converted to or continued as a Term Benchmark Loan and ending on the date one, three or six months thereafter (in each case, subject to the availability for the interest rate applicable to the relevant currency), in each case as selected by the Parent Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day would fall in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of, clause (a) and clause (b) above, the Parent Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Parent Borrower or any Restricted Subsidiary in respect of such Investment; provided that, (x) with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the fair market value of such consideration (as determined by Parent Borrower in good faith) and (y) such reduction shall not apply to Investments made pursuant to Section 7.02(u).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Fitch, Inc.

“IP Rights” has the meaning specified in Section 5.14.

“ISP” means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Judgment Currency” has the meaning specified in Section 10.17 hereof.

“JV Entity” means any joint venture of the Parent Borrower or any Restricted Subsidiary that is not a Subsidiary.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitment, Additional Revolving Credit Commitment, Incremental Revolving Commitment, or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local laws (including common laws), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Commitments” means, as to any L/C Issuer, the obligation of such L/C Issuer to issue Letters of Credit for the account of the Parent Borrower or one or more of its Restricted Subsidiaries from time to time in an aggregate amount equal to (i) for each of the L/C Issuers specified in clause (i) of the definition thereof, the amount set forth opposite the name of each such L/C Issuer on Schedule 2.01 under the caption “L/C Commitment” and (ii) for any other L/C Issuer becoming an L/C Issuer after the Effective Date, such amount as separately agreed to in a written agreement between the Parent Borrower and such L/C Issuer (a copy of which shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (i) and (ii) above, as any such amount may be changed after the Effective Date in a written agreement between Parent Borrower and such L/C Issuer (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an L/C Issuer for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (i) each Person listed on Schedule 2.01 with respect to such Person’s L/C Commitment only, and (ii) any other Revolving Credit Lender (or any of its Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or Section 10.07(j); provided that in the case of the L/C Issuers in clause (i) above, (x) the commitment of any L/C Issuer to issue Letters of Credit shall not exceed at any time its L/C Commitment unless such L/C Issuer agrees to issue Letters of Credit in excess of its L/C Commitment in its sole discretion and (y) such L/C Issuers shall be the only L/C Issuers permitted to issue Letters of Credit hereunder in an Alternative L/C Currency. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate and for all purposes of the Loan Documents.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.

“LCT Election” has the meaning specified in Section 1.09(a).

“LCT Test Date” has the meaning specified in Section 1.09(a).

“Lead Arrangers” means, individually and collectively, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., in their capacities as Joint Lead Arrangers and Joint Bookrunners in respect of the Revolving Credit Facility and Citibank, N.A. and BofA Securities, Inc., in their capacities as Co-Syndication Agents in respect of the Revolving Credit Facility, in each case, acting through such of its affiliates or branches as it deems appropriate.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Recipient Party” has the meaning specified in Section 9.16 hereof.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit and may be issued in Dollars or in an Alternative L/C Currency; provided that no L/C Issuer has an obligation to issue trade or commercial letters of credit. Notwithstanding anything to the contrary, the designated form of Letter of Credit shared with the Administrative Agent by the Parent Borrower (a copy of which having been shared with each L/C Issuer) prior to the Effective Date shall be deemed satisfactory for all purposes hereunder, subject to ministerial, technical, administrative or operational changes as may be reasonably required by the applicable L/C Issuer and approved by the beneficiary of such Letter of Credit in its discretion.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $200,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (x) any acquisition or other investment, including by way of merger, by the Parent Borrower or one or more of its Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing, (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge or repayment and (z) any Restricted Payment by the Parent Borrower and/or one or more of its Restricted Subsidiaries pursuant to this Agreement requiring irrevocable notice in advance of such Restricted Payment.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan (including any loans made pursuant to any Additional Revolving Credit Commitment or loans made pursuant to Extended Revolving Credit Commitments) or an Incremental Term Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents, (v) each Acceptable Intercreditor Agreement, and (vi) each Letter of Credit Application, in each case as amended in accordance with this Agreement.

“Loan Parties” means, collectively, (i) the Borrowers and (ii) each other Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Acquisition” means a Permitted Acquisition or a series of related Permitted Acquisitions for which the aggregate consideration (including the maximum amount that may be payable in respect of any deferred or contingent consideration) payable (whether in cash, Equity Interests, or otherwise) by the Parent Borrower or a Subsidiary is not less than $75,000,000; provided that for purposes of this definition, the value of any consideration other than cash shall be determined by Parent Borrower acting in good faith.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Real Estate Asset” means the 10X Facility, the Independence Facility and any “fee-owned” Real Estate Asset acquired by any Loan Party after the Effective Date having a fair market value (as determined by the Parent Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $50,000,000 as of the date of acquisition thereof.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Parent Borrower that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or that has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means (a) with respect to the Revolving Credit Facility and Letters of Credit (and the related L/C Obligations), the fifth anniversary of the Effective Date (or, in each case, with respect to any Additional Revolving Credit Commitments or Extended Revolving Credit Commitments, the maturity date applicable to such Additional Revolving Credit Commitments or Extended Revolving Credit Commitments in accordance with the terms hereof); provided that, if on any date that is 91 days prior to the final scheduled maturity date of any individual or related series of (i) any Subordinated Debt, (ii) any Indebtedness consisting of customary “high yield” non-convertible bonds that do not have an Investment Grade Rating of the Borrower and/or its Restricted Subsidiaries or (iii) any Permitted Convertible Indebtedness, other than the 2026 Convertible Notes) of the Borrower and/or its Restricted Subsidiaries (such Indebtedness identified in the foregoing clauses (i), (ii), and (iii), “Springing Maturity Debt”), the aggregate principal amount of such individual or related series of Springing Maturity Debt exceeds the greater of (x) 50% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 50% of Consolidated

EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis), then the “Maturity Date” shall be the date that is 91 days prior to the earliest scheduled maturity date of such individual or related series of Springing Maturity Debt (such date, the “Springing Maturity Date”), if such date is earlier than the Maturity Date (any such Springing Maturity Debt having a maturity date that is earlier than the Maturity Date, the “Inside Date Springing Maturity Debt”), unless, in each case, on such Springing Maturity Date, (x) (A) the sum of (i) all unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis plus (ii) the aggregate unused Commitments then available to be drawn by the Parent Borrower under the Revolving Credit Facility at such time, is greater than (B) 125% of the aggregate outstanding principal amount of such individual or related series of Inside Date Springing Maturity Debt or (y) the Total Leverage Ratio, does not exceed 2.00 to 1.00 for the most recently ended Test Period (calculated on a Pro Forma Basis), in either which case this proviso shall not apply and (b) with respect to any Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 3.09.

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Minimum Liquidity Covenant” has the meaning specified in Section 7.11(a)(i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means any mortgage, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the applicable Collateral Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral, in each case in accordance with the terms of this Agreement.

“Mortgaged Property” means each Material Real Estate Asset for which a Mortgage is required pursuant to Section 6.17.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Non-Consenting Lender” has the meaning specified in Section 3.06(d).

“Non-Extending Lender” means any Lender that elects not to participate in an Extension pursuant to Section 2.15.

“Non-Loan Party” means any Restricted Subsidiary of the Parent Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note of any Borrower or Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of such Borrower or Borrowers to such Lender resulting from the Loans made by such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means (x) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed or allowable claims in such proceeding, (y) obligations of any Loan Party or any other Restricted Subsidiary arising under any Secured Hedge Agreement (other than any Excluded Swap Obligations) and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation or amalgamation, the memorandum and articles of association, any other constitutional documents, any certificates of change of name and/or the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Relevant Rate Successor Rate” has the meaning specified in Section 3.02(c).

“Other Taxes” means all present or future stamp, registration, court or documentary Taxes and any other excise, property, intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding, in each case, any such Tax resulting from an Assignment and Assumption or transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document (an “Assignment Tax”) but only if (a) such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (other than any connection arising solely from any Loan Documents or any transactions contemplated thereby) and (b) such Assignment Tax does not arise as a result of an assignment (or designation of a new Applicable Lending Office) pursuant to a request by a Borrower under Section 3.06.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, as implemented through regulations codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Term Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Term Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuers, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the L/C Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate or to which any Loan Party, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or has made or been obligated to make contributions at any time during the immediately preceding six plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Call Spread Transaction” shall mean (a) any call or capped call option (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) purchased by the Parent Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and/or cash in lieu of fractional shares of Common Stock, or (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) sold by the Parent Borrower substantially concurrently with any purchase by the Parent Borrower of a Permitted Call Spread Transaction described in clause (a) and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that the terms, conditions and covenants of each such transaction described in clause (a) or clause (b) shall be such as are customary for transactions of such type (as determined by the Parent Borrower in good faith).

“Permitted Convertible Indebtedness” means (a) the Existing Convertible Notes and (b) unsecured Indebtedness of the Parent Borrower that is convertible into shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that, in the case of any Permitted Convertible Indebtedness described in clause (b), (x) the final maturity date of such Permitted Convertible Indebtedness is not prior to the date that is ninety-one (91) days after the Maturity Date and (y) the terms, conditions and covenants of such Permitted Convertible Indebtedness shall be such as are customary for instruments of such type (as determined by the Parent Borrower in good faith).

“Permitted Forward Agreement” means any contract (including, but not limited to, any accelerated share repurchase agreement, prepaid forward agreement, forward agreement or other share repurchase agreement in the form of or in substance the economic equivalent of an equity option or forward) pursuant to which, among other things, the counterparty is required to deliver to the Parent Borrower shares of Common Stock, cash in lieu of delivering shares of Common Stock or cash representing the termination value of such forward or option or a combination thereof from time to time upon settlement, exercise or early termination of such forward or option; provided that the prepayment amount to be paid by the Parent Borrower to the counterparty in connection with such Permitted Forward Agreement will not exceed the net cash proceeds received by the Parent Borrower from the sale of the Permitted Convertible Indebtedness issued in connection with such Permitted Forward Agreement (including, without limitation, the exercise of any over-allotment or initial purchaser’s or underwriter’s option); provided, further, that the terms, conditions and covenants of such contract are customary for contracts of such type (as determined by the Parent Borrower in good faith).

“Permitted Liens” means any Liens permitted by Section 7.01.

“Permitted Non-Recourse Receivables Financing” means one or more non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such non-recourse facilities) receivables purchase, factoring or other similar facilities made available to the Parent Borrower or any of its Restricted Subsidiaries on then-market terms (as reasonably determined by the Parent Borrower) in an aggregate outstanding principal amount for all such facilities, when taken with the aggregate outstanding principal amount of facilities under the definition of “Permitted Recourse Receivables Financing”, not exceeding, at the time of incurrence thereof, (I) prior to the Covenant Trigger Event, $75,000,000, and (II) from and after the Covenant Trigger Event, the greater of (x) 37.5% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 37.5% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis).

“Permitted Receivables Financing” means a Permitted Non-Recourse Receivables Financing or a Permitted Recourse Receivables Financing.

“Permitted Recourse Receivables Financing” means one or more receivables purchase, factoring or other similar facilities made available to the Parent Borrower or any of its Restricted Subsidiaries on then-market terms (as reasonably determined by the Parent Borrower) in an aggregate outstanding principal amount for all such facilities, when taken with the aggregate outstanding principal amount of facilities under the definition of “Permitted Non-Recourse Receivables Financing”, not exceeding, at the time of incurrence thereof, (I) prior to the Covenant Trigger Event, $75,000,000, and (II) from and after the Covenant Trigger Event, the greater of (x) 37.5% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 37.5% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis).

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon, plus amounts that would otherwise be permitted under Section 7.03 (with such amounts being deemed utilization of the applicable basket or exception under Section 7.03), plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, replacement, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (provided that the foregoing requirements of this clause (b) shall not apply to any Inside Maturity Debt and any Qualifying Bridge Facility, to customary mandatory prepayments upon asset sales, casualty events, excess cash flow, change of control or other similar event risk provisions in loan facilities or to customary change of control, fundamental change, make-whole fundamental change or other similar event risk provisions and, for the avoidance of doubt, provisions providing for settlement upon conversion of Permitted Convertible Indebtedness), (c) to the extent such Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended is secured by a Lien on the Collateral, (i) the Lien securing such Indebtedness as modified, refinanced, replaced, refunded, renewed or extended shall not be senior in priority to the Lien on the Collateral securing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended unless otherwise permitted under any basket or exception under Section 7.01 (with such amounts constituting utilization of the applicable basket or exception under Section 7.01) and (ii) such Indebtedness as so modified, refinanced, replaced, refunded, renewed or extended shall not be secured by any assets of the Parent Borrower or its Restricted Subsidiaries that does not secure the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (d) to the extent such Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended is unsecured, such modification, refinancing, replacement, refunding, replacement or extension shall also be unsecured unless secured by Liens that are otherwise permitted under any basket or exception under Section 7.01 (with such amounts constituting utilization of the applicable basket or exception under Section 7.01) and (e) if such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(c), (i) to the extent such Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended unless otherwise permitted by any basket or exception under Section 7.03 (with such amounts constituting utilization of the applicable basket or exception under Section 7.03), (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate, redemption premium, conversion rates or other provisions related to any equity provisions of such Indebtedness) of any such modified, refinanced, refunded, replaced, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (other than in the case of terms (x) not materially less favorable to the Lenders than those terms and conditions hereof or (y) applying to periods after the then Latest Maturity Date or otherwise added for the benefit of the Lenders hereunder); provided that a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, replacement, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended, and no additional obligors become liable for such Indebtedness except to the extent permitted by any basket or exception under Section 7.03 (with such amounts constituting utilization of the applicable basket or exception under Section 7.03).

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Parent Borrower or any of its Restricted Subsidiaries after the Effective Date; provided that any such Sale Leaseback that is not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by the Parent Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Parent Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Parent Borrower in good faith) entered into on or after the date hereof so long as such Permitted Tax Restructuring does not materially impair the security interests of the Lenders and is otherwise not materially adverse to the Lenders and after giving effect to such Permitted Tax Restructuring, the Parent Borrower and its Restricted Subsidiaries otherwise comply with Section 6.10.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.01.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the twenty-four (24) months immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (including consolidated interest expense) incurred with respect to the 10X Facility or any other capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of the Parent Borrower and its Subsidiaries for such period.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Parent Borrower, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Securities and Exchange Commission and (b) additional good faith pro forma adjustments arising out of cost savings initiatives operating improvements and operating expense reductions (including costs to achieve such cost savings, operating improvements and operating expense reductions) attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Parent Borrower and its Restricted Subsidiaries, in each case being given pro forma effect, that (i) have been realized and/or (ii) subject to the limitations set forth in clause (a)(xi) of the definition of “Consolidated EBITDA,” are supportable, quantifiable and projected by the Parent Borrower reasonably and in good faith to result from actions that have been taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the reasonable and good faith determination of the Parent Borrower) within the succeeding twenty-four (24) months and, in each case, including, but not limited to, (w) reduction in personnel expenses and reduction of costs related to administrative functions, (x) [reserved], (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of the Parent Borrower and its Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated (or expected to be initiated) during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of the Test Period.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder or calculation of any covenant (including calculations of the Consolidated EBITDA, Consolidated Net Income, Cash Interest Expense Coverage Ratio, the First Lien Leverage Ratio and the Total Leverage Ratio) for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Parent Borrower or any division, product line, or facility used for operations of the Parent Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any repayment, prepayment, discharge, conversion or cancellation of Indebtedness, and (c) any Indebtedness incurred or assumed by the Parent Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including operating expense reductions) that are (as determined by the Parent Borrower in good faith) (i)(x) directly attributable to such transaction, (y) expected to have a continuing impact on the Parent Borrower and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”

“Public Lender” has the meaning specified in Section 6.01.

“QFC” has the meaning specified in Section 10.27(b).

“QFC Credit Support” has the meaning specified in Section 10.27 hereof.

“Qualified Equity Interests” means any Equity Interests of the Parent Borrower that are not Disqualified Equity Interests.

“Qualifying Bridge Facility” means customary bridge loans, so long as any loans, notes, securities or other Indebtedness for which such bridge loans are exchanged, replaced or converted satisfy (or will satisfy at the time of such exchange, replacement or conversion) any otherwise applicable requirements.

“Qualified Jurisdiction” means the United States, Canada, and any other jurisdiction reasonably acceptable to each Lender providing, making or maintaining Commitments or loans to any Additional Borrower organized in such jurisdiction.

“Ratio Debt” has the meaning specified in Section 7.03(r).

“Real Estate Asset” means, at any time of determination, all right, title and interest of any Loan Party in and to all owned real property and all real property leased or subleased by a Loan Party (including, but not limited to, land, improvements and fixtures thereon) of such Loan Party. For the avoidance of doubt, Real Estate Assets shall not include any right under any co-location or similar agreement.

“Refinancing Revolving Commitments” means Incremental Revolving Commitments that are designated by a Responsible Officer of the Parent Borrower as “Refinancing Revolving Commitments” in a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent on or prior to the date of incurrence; provided that (i) any Refinancing Revolving Commitments shall not be in a principal amount that exceeds the amount of Revolving Credit Commitments so refinanced, except to the extent a different incurrence basket pursuant to Section 7.03 is utilized plus an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Refinancing Revolving Commitments, (ii) to the extent applicable, an Acceptable Intercreditor Agreement is entered into, (iii) any Refinancing Revolving Commitment does not mature prior to the maturity date of or have scheduled amortization or commitment reductions prior to the maturity date of the Revolving Credit Commitments being refinanced, (iv) such Refinancing Revolving Commitments have the same guarantors as the Revolving Credit Commitments being refinanced unless such guarantors substantially concurrently guarantee the Obligations, (v) such Refinancing Revolving Commitments are secured by the same assets as the Revolving Credit Commitments being refinanced unless such assets substantially concurrently secure the Obligations, (vi) the terms and conditions of such Refinancing Revolving Commitments (excluding pricing, fees, and optional or mandatory prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Loans or Commitments being refinanced) shall reflect market terms and conditions at the time of incurrence or issuance (as reasonably determined by the Parent Borrower in good faith) and (vii) if such Refinancing Revolving Commitments contain any financial maintenance covenants, such covenants shall be added for the benefit of the Revolving Credit Lenders.

“Refinancing Term Loans” means Incremental Term Loans and/or Incremental Equivalent Debt that are designated by a Responsible Officer of the Parent Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent on or prior to the date of incurrence; provided that (i) any Refinancing Term Loans shall not be in a principal amount that exceeds the amount of Term Loans so refinanced, except to the extent a different incurrence basket pursuant to Section 7.03 is utilized plus an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Refinancing Term Loans, (ii) to the extent applicable, an Acceptable Intercreditor Agreements is entered into, (iii) other than with respect to any Inside Maturity Debt and any Qualifying Bridge Facility, any Refinancing Term Loans do not mature prior to the maturity date of or have a shorter Weighted Average Life to Maturity prior to the Terms Loans being refinanced, (iv) such Refinancing Term Loans have the same guarantors as the Term Loans being refinanced unless such guarantors substantially concurrently guarantee the Obligations, (v) such Refinancing Term Loans are secured by the same assets as the Term Loans being refinanced unless such assets substantially concurrently secure the Obligations, (vi) the terms and conditions of such Refinancing Term Loans (excluding pricing, fees, and optional prepayment or mandatory prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Loans or Commitments being refinanced) shall reflect market terms and conditions at the time of incurrence or issuance (as reasonably determined by the Parent Borrower in good faith) and (vii) if such Refinancing Term Loans contain any financial maintenance covenants, such covenants shall be added for the benefit of the Term Lenders.

“Register” has the meaning specified in Section 10.07(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching on, into or through the Environment or into, from or through any building, structure or facility.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, Term SOFR or (ii) with respect to any RFR Borrowing, Daily Simple SOFR, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning specified in Section 9.16.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer or director of a Loan Party and, as to any document delivered on the Effective Date, any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Parent Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Parent Borrower. For the avoidance of doubt, none of (a) any payments of cash or deliveries in shares of Equity Interests (or other securities or property following a merger event, reclassification or other change of the Equity Interests) (and cash in lieu of fractional shares) pursuant to the terms of, otherwise in performance of its obligations under or in negotiated exchanges for, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries upon conversion or settlement thereof), (b) any payments of cash or deliveries of Equity Interests (or other securities or property following a merger event, reclassification or other change of the Equity Interests) (and cash in lieu of fractional shares) in connection with any Permitted Call Spread Transaction (including in connection with the exercise and/or early termination, unwind or settlement thereof), or (c) any payments of cash or deliveries of Equity Interests in connection with any Permitted Forward Agreement (including in connection with the exercise and/or early termination, unwind or settlement thereof) shall constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01 or Section 2.03, as applicable and (b) purchase participations in L/C Obligations in respect of Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $275,000,000 on the Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Exposure” means, as to each Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of all Revolving Credit Loans held by such Revolving Credit Lender (or its Applicable Lending Office) and (b) such Revolving Credit Lender’s Applicable Percentage of the L/C Obligations.

“Revolving Credit Facility” means the Revolving Credit Commitments, including any Revolving Credit Commitment Increase, each Extension of Revolving Credit Commitments, each Refinancing Revolving Commitments and the Credit Extensions made thereunder.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple SOFR.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Parent Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Samarium Project Loan” means the loan extended to the Parent Borrower by the Department of Defense in the initial aggregate principal amount of $150,000,000, evidenced by that certain Promissory Note, dated August 1, 2025, between the Parent Borrower and the Department of Defense.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative L/C Currency, same day or other funds as may be determined by the applicable L/C Issuer to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative L/C Currency.

“Sanctioned Person” means any Person that is (i) identified on any list of blocked Persons maintained under applicable Sanctions Laws and Regulations (including the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury), (ii) located, organized, or ordinarily resident in a Sanctioned Jurisdiction or (iii) owned fifty percent (50%) or more or controlled by, or acting for or on behalf of, any Person or Persons described in the foregoing clause (i) or (ii).

“Sanctioned Jurisdiction” means any country, region, or territory that is the subject of comprehensive sanctions under Sanctions Laws and Regulations (currently, Crimea, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctions Laws and Regulations” means any economic or financial sanctions laws or regulations, or any executive order relating thereto, administered by the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning specified in Section 3.02(c)(ii).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract (excluding any Permitted Call Spread Transaction, Permitted Forward Agreement, and any other Swap Contract referencing the Common Stock) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Security Agreement executed by the Loan Parties on the Effective Date substantially in the form of Exhibit H hereto as supplemented by any Security Agreement Supplement executed and delivered pursuant to Section 6.10.

“Security Agreement Supplement” means a supplement to any Security Agreement as contemplated by such Security Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act, as such regulation is in effect on the date hereof.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Sold Entity or Business” has the meaning specified in clause (b)(iv) of the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person (on a going concern basis) is greater than the total amount of debts and liabilities, contingent, subordinated or otherwise, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Communications” has the meaning specified in Section 10.02(g).

“Specified Event of Default” means an Event of Default pursuant to Sections 8.01(a), 8.01(f) or 8.01(g) (in the case of Section 8.01(f) or 8.01(g), solely with respect to the Borrowers or any Loan Party).

“Specified Representations” means the representations and warranties of the Borrowers set forth in Sections 5.01(a) (solely as it relates to the Borrowers), 5.01(b)(ii), 5.02(a) (related to the entering into and performance of the Loan Documents and the incurrence of the extensions of credit thereunder), 5.02(b)(i) (related to the entering into and performance of the Loan Documents and the incurrence of the extensions of credit thereunder), 5.04, 5.12, 5.15, 5.16 and 5.18 (limited to the use of proceeds of the Loans on the date of the applicable Borrowing).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Incremental Term Loan or Incremental Revolving Commitments or Extended Revolving Credit Commitments that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that any increase in the Revolving Credit Commitment above the Revolving Credit Commitments in effect on the Effective Date, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that at the Parent Borrower’s sole election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $12,500,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided, further, that the combined amount of all Specified Transactions that are not calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” pursuant to the immediately preceding proviso shall not exceed $25,000,000 in aggregate value for any Test Period.

“Springing Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Springing Maturity Debt” has the meaning specified in the definition of “Maturity Date”.

“Subordinated Debt” means any Indebtedness of any Loan Party that is contractually subordinated to the Obligations (including payment, lien and remedies subordination terms, as applicable).

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Parent Borrower that are Guarantors.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Successor Rate” has the meaning specified in Section 3.02(c).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning specified in Section 10.27 hereof.

“Surviving Indebtedness” means (i) Indebtedness of the Parent Borrower or any of its Subsidiaries outstanding immediately after giving effect to this Agreement and (ii) the Existing Convertible Notes.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity swaps or options, equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that any instrument described in clause (a) or (b) in respect of any Equity Interest issued by the Parent Borrower or any of its Affiliates, including, for the avoidance of doubt, any phantom stock or similar plan (including any stock-based compensation plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or its Subsidiaries, and any Permitted Call Spread Transaction or Permitted Forward Agreement, shall not constitute a Swap Contract.

“Swap Obligation” means any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Parent Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Parent Borrower, if no Hedge Bank is party to such Swap Contract).

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or similar charges imposed by any Governmental Authorities, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR.

“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.

“Term Commitments” means a commitment in respect of any Incremental Term Loans.

“Term Lender” means, at any time, any Lender that has a Term Loan or a Term Commitment at such time.

“Term Loans” means any Incremental Term Loan.

“Term SOFR” means, with respect to any Term Benchmark Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator. For the avoidance of doubt, if Term SOFR as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Loan and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day. For the avoidance of doubt, if Term SOFR Reference Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Term SOFR Replacement Date” has the meaning specified in Section 3.02(c).

“Term SOFR Successor Rate” has the meaning specified in Section 3.02(c).

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Threshold Amount” means (a) prior to the Covenant Trigger Event, $100,000,000 and (b) from and after the Covenant Trigger Event, $150,000,000.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for such Test Period.

“Total Leverage Ratio Covenant” has the meaning specified in Section 7.11(b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations

“Transactions” means, collectively, as applicable, (a) this Agreement, (b) the execution and delivery of Loan Documents to be entered into on the Effective Date and (c) the payment of Transaction Expenses earned, due and payable on the Effective Date.

“Transaction Expenses” means any fees or expenses incurred or paid by the Parent Borrower or any Restricted Subsidiary in connection with the Transaction and the transactions contemplated in connection therewith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Term Benchmark Loan or an RFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Parent Borrower Financial Statements” means (i) the unaudited consolidated balance sheet of the Parent Borrower for the period covered in the most recent Form 10-Q filed by the Parent Borrower with the SEC prior to the Effective Date; and (ii) the related unaudited consolidated statements of income, cash flows and stockholders’ equity of the Parent Borrower for the period covered in the most recent Form 10-Q filed by the Parent Borrower with the SEC prior to the Effective Date.

“Undisclosed Administration” means in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(C).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Incremental Amount” means, with respect to the incurrence or issuance of Incremental Facilities or Incremental Equivalent Debt, an amount not to exceed (a) prior to the Covenant Trigger Event, $200,000,000 and (b) from and after the Covenant Trigger Event, the greater of (x) 100% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 100% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis), in the aggregate for all such incurrences or issuances after the Effective Date.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Parent Borrower listed on Schedule 1.01B to the Disclosure Letter, (ii) any Subsidiary of the Parent Borrower designated by the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof and (iii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.27 hereof.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 10756 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voluntary Prepayment Amount” has the meaning specified in Section 2.14(a).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided, for the avoidance of doubt, that clause (i)(a) shall not include any payment (whether in cash, securities or other property) on account of the redemption, repurchase, conversion or settlement with respect to any Permitted Convertible Indebtedness (including, without limitation, as a result of a change of control, asset sale or other fundamental change or any early conversion in accordance with the terms of such Permitted Convertible Indebtedness).

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) All references to “in the ordinary course of business” of the Parent Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Parent Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Parent Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Parent Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Parent Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Parent Borrower or any Subsidiary does business, as applicable.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Parent Borrower’s prior audited financial statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of calculating compliance with any test contained in this agreement or determining Consolidated EBITDA, the Total Leverage Ratio, Cash Interest Expense Coverage Ratio or the First Lien Leverage Ratio, any Specified Transactions that have occurred during the Test Period, or (except in connection with determining actual compliance (as opposed to compliance on a Pro Forma Basis) with the Total Leverage Ratio Covenant) subsequent to such Test Period and on or prior to or simultaneously with the date of determination, shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Cash Interest Expense Coverage Ratio, the Total Leverage Ratio and the First Lien Leverage Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Specified Transaction had occurred at the beginning of the Test Period.

(c) Where reference is made to “the Parent Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Parent Borrower other than Restricted Subsidiaries.

(d) In the event that the Parent Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Parent Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Cash Interest Expense Coverage Ratio, the Total Leverage Ratio and the First Lien Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Parent Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

Section 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day. Unless such Business Day falls after the Maturity Date, in which case such payment or performance shall be due or required on the next preceding Business Day.

Section 1.08. Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Article II, Article IX and Article X or as set forth in paragraph (b), (c) or (d) of this Section) or any of the other Loan Documents to be in Dollars shall also include the Dollar Equivalent of such amount in any currency other than Dollars. The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Notwithstanding the foregoing, for purposes of determining compliance with Article VII, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred, Restricted Payment is made, Subordinated Debt is prepaid or other transaction is consummated; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Lien, Indebtedness or Investment may be incurred, Restricted Payment may be made, Subordinated Debt may be prepaid or other transaction may be consummated at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Parent Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

(c) [Reserved].

(d) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative L/C Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative L/C Currency, with 0.5 of a unit being rounded upward), as determined by the applicable L/C Issuer.

Section 1.09. Certain Calculations and Tests.

(a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or other financial calculation or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or accuracy of representations and warranties) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or other financial calculation or other applicable covenant and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or accuracy of representations and warranties or other applicable covenant, shall, at the option of the Parent Borrower (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be in the case of a LCT Election, either the date that the definitive agreements for such Limited Condition Transaction are entered into or, at the election of the Parent Borrower, any other date thereafter (any such date, the “LCT Test Date”), and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Parent Borrower) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Parent Borrower has made an LCT Election for any Limited Condition Transaction then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated, or the date that the definitive agreement for, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Total Leverage Ratio test and/or First Lien Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that (i) the Fixed Amounts (and any cash proceeds thereof) and/or (ii) any Indebtedness resulting from borrowings under the Revolving Credit Facility which occur concurrently or substantially concurrently with the incurrence of the Incurrence Based Amounts shall in each case be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(c) Notwithstanding anything to the contrary herein, for purposes of the covenants described in Article VII, if any Indebtedness, Lien, Investment, Restricted Payment or repayment of Subordinated Debt (or a portion thereof) would be permitted pursuant to one or more provisions described therein, the Parent Borrower may divide and classify such Indebtedness, Liens, Investments, Restricted Payment or repayment of Subordinated Debt (or a portion thereof) in any manner that complies with the covenants set forth in Article VII, and may later divide and reclassify any such Indebtedness, Lien, Investment, Restricted Payment or repayment of Subordinated Debt so long as the Indebtedness, Lien, Investment, Restricted Payment or repayment of Subordinated Debt (as so redivided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such redivision or reclassification; provided that any such divisions, classifications, redivisions and/or reclassifications shall only be permitted within a specific type of covenant, and not, for the avoidance of doubt, across different types of covenants.

Section 1.10. Alternative Currencies.

(a) The Borrowers may from time to time request that Letters of Credit or Revolving Credit Loans be issued in a currency other than those specifically listed in the definition of “Alternative L/C Currency” or “Alternative Revolver Currency”, as applicable; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer and the Revolving Credit Lenders under the applicable tranche; provided that such approval may require, without limitation, that a condition to the issuance of a Letter of Credit denominated in such additional Alternative L/C Currency or the making of a Revolving Credit Loan denominated in such additional Alternative Revolver Currency, as applicable, shall be that there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of the Administrative Agent or the relevant L/C Issuer or Revolving Credit Lender, as applicable, would make it impracticable for such L/C Credit Extension or Revolving Credit Loan, as applicable, to be denominated in the relevant Alternative L/C Currency or Alternative Revolver Currency, as applicable.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable L/C Issuer or Revolving Credit Lender in their sole discretion). The Administrative Agent shall promptly notify each L/C Issuer and Revolving Credit Lender under the applicable tranche in the case of any such request. Each such L/C Issuer and Revolving Credit Lender shall notify the Administrative Agent, not later than 11:00 a.m., 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit or the making of a Revolving Credit Loan in such requested currency.

(c) Any failure by a Lender or the applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable L/C Issuer, as the case may be, to permit Alternative Revolver Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Alternative Revolver Currency Loans in such requested currency or the Administrative Agent and each L/C Issuer consent to issue Letters of Credit in such requested currency, as applicable, and the Administrative Agent and such Revolving Credit Lenders or such L/C Issuers, as the case may be, reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Parent Borrower and (i) the Administrative Agent and such Revolving Credit Lenders (in consultation with the Parent Borrower) may amend the definition of “RFR” or “Term Benchmark” to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate, (ii) to the extent the definition of “RFR” or “Term Benchmark,” as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Revolver Currency hereunder for purposes of any Borrowings of Alternative Revolver Currency Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower, (iii) the Administrative Agent and the applicable L/C Issuer may amend the definition of “Alternative L/C Currency” to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate, and (iv) to the extent the definition of “Alternative L/C Currency” has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative L/C Currency hereunder for purposes of any Letter of Credit issuances of such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Parent Borrower.

Section 1.11. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.12. Divisions. For all purposes under the Loan Documents, in connection with any division under Delaware law (including any Delaware LLC Division or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.13. Designation of Borrowers.

(a) The Parent Borrower may from time to time designate one or more Additional Borrowers organized in a Qualified Jurisdiction for purposes of this Agreement by delivering to the Administrative Agent:

(b) written notice (including via email) of election to become an Additional Borrower duly executed on behalf of such Restricted Subsidiary and the Parent Borrower at least five (5) Business Days (or such shorter period as agreed by the Administrative Agent) prior to the proposed effectiveness of such election,

(i) all documentation and other information with respect to such Subsidiary required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and a beneficial ownership certificate to the extent required under 31 C.F.R. §1010.230, no later than three (3) Business Days (or, solely with respect to Foreign Borrowers, such longer period as may be required by the Administrative Agent and the Lenders to comply with this clause (i)) prior to the date of the proposed effectiveness of such election (or such later date as may be agreed by the Administrative Agent));

(ii) (A) all documents, updated schedules, instruments, certificates and agreements, and all other actions and information, then required by or in respect of such Additional Borrower by Section 6.10 or by the Collateral and Guarantee Requirement (without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions), (B) customary legal opinions, (C) a customary secretary’s certificate attaching such equivalent documents as were delivered by the original Borrower on the Effective Date or as otherwise is customary in such jurisdiction in the event of any Foreign Borrower and (D) delivery of certificates, if any, representing the pledged equity referred to therein accompanied by undated stock or comparable powers executed in blank and instruments, if any, evidencing the pledged debt indorsed in blank, if applicable;

(iii) documentation reasonably satisfactory to the Administrative Agent pursuant to which (i) each then-existing Borrower unconditionally guarantees the Borrowings of the Additional Borrower on terms substantially consistent with the Guarantors’ Guaranty of the Borrowers’ obligations hereunder and (ii) solely to the extent such Additional Borrower is not already a Guarantor, each Additional Borrower unconditionally guarantees the Borrowings of each then- existing Borrower on terms substantially consistent with the Guarantors’ guarantee of the initial Borrower’s obligations hereunder;

(iv) a certificate of a Responsible Officer of the Parent Borrower stating that, as of the date the Additional Borrower joins this Agreement as such, no Event of Default has occurred and is continuing;

(v) a customary joinder agreement whereby the Additional Borrower becomes party hereto as a Borrower and appoints the Parent Borrower as a “Borrower Agent” (including with respect to service of process in the case of any Foreign Borrower) hereunder and under the other Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent.

(c) After such deliveries, the appointment of the Additional Borrower shall be effective subject to the effectiveness of an amendment to this Agreement and any applicable Loan Document necessary (in the reasonable judgment of the Administrative Agent) to give effect to the appointment of such Additional Borrower (in form and substance reasonably acceptable to the Administrative Agent), including amendments to disambiguate certain uses of the word “Borrower” and related terms hereunder and other revisions; provided that, (i) for the avoidance of doubt, so long as such appointment does not result in any material adverse tax consequence or material additional expense to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), the Administrative Agent shall not have any right to consent to the designation of any Additional Borrower that is organized in a Qualified Jurisdiction and shall not be required to approve the addition of such Additional Borrower to the extent the requirements of Section 1.13(a) have been met and (ii) upon the effectiveness of any such amendment, such Additional Borrower shall be jointly and severally obligated as a primary obligor as to the Obligations to the Administrative Agent and each of the holders of the Obligations in full when due.

Section 1.14. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans.

(a) Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) loans denominated in Dollars or any Alternative Revolver Currency (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day after the Effective Date until the Maturity Date with respect to the Revolving Credit Facility, in an aggregate principal amount (based on the Dollar Equivalent thereof) not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any such Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans denominated in Dollars may be Base Rate Loans, Term Benchmark Loans or RFR Loans.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each Term Borrowing, each RFR Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Benchmark Loans or RFR Loans, as applicable, shall be made upon the Parent Borrower’s irrevocable notice, to the Administrative Agent, which may be given by a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent substantially in the form that may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), (i) in the case of a Term Benchmark Loan, not later than 3:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (ii) in the case of an RFR Loan, not later than 11:00 a.m., New York City time, one (1) Business Days before the date of the proposed Borrowing or (iii) in the case of a Base Rate Loan, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each Borrowing of, conversion to or continuation of Term Benchmark Loans s in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and each Borrowing of, conversion to or continuation of RFR Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be a minimum of $500,000 (and any amount in excess thereof shall be an integral multiple of $100,000). Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Revolving Credit

Borrowing, a Term Borrowing, an RFR Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Benchmark Loans or RFR Loans, as applicable, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Class, currency and principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the location and number of the Borrowers’ accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(b). If the Borrowers fail to specify a currency in a Committed Loan Notice requesting a Borrowing, then the applicable Loans shall be made in Dollars. If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to Term Benchmark Loans with an Interest Period of one (1) month. Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans or RFR Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Term Benchmark Loans or RFR Loans, as applicable, in any such Committed Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrowers and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is a Credit Extension on the Effective Date, Section 4.01), the Administrative Agent shall, on the borrowing date specified in such Committed Loan Notice, make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, and second, to the Borrowers as provided above.

(c) [Reserved].

(d) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. The determination of Term SOFR and Daily Simple SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in JPMorgan Chase Bank, N.A.’s (or any successor administrative agent’s) prime rate used in determining the Base Rate promptly following the announcement of such change.

(e) Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Revolving Credit Borrowings and Term Borrowings, all conversions of Revolving Credit Loans and Term Loans from one Type to the other, and all continuations of Revolving Credit Loans and Term Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect at any time for all Borrowings of Term Benchmark Loans and RFR Loans.

(f) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m., New York City time, on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available to the Administrative Agent on the date of such Borrowing in accordance with clause (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(f) shall be conclusive in the absence of demonstrable error. If the Borrowers and such Lender shall both pay all or any portion of the principal amount in respect of such Borrowing or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such Borrowing or interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(g) If the maturity date shall have occurred in respect of any Class of Revolving Credit Commitments at a time when another Class or Classes of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then-outstanding Revolving Credit Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Revolving Credit Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(k)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Revolving Credit Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Revolving Credit Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Revolving Credit Loans shall not be so required to be repaid in full on such earliest maturity date.

(h) With respect to SOFR, Term SOFR, Daily Simple SOFR, any RFR Loan or any Term Benchmark Loan, the Administrative Agent will have the right to make Conforming Changes in consultation with the Parent Borrower from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.03. Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrowers (provided that any Letter of Credit may be for the benefit of any Restricted Subsidiary of the Parent Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if after giving effect to such L/C Credit Extension, if (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided, further, that each L/C Issuer shall have a Commitment herein proportionate to its Revolving Credit Commitment and no L/C Issuer shall be obligated to issue, amend or renew any Letter of Credit if (I) the Outstanding Amount of Letters of Credit issued by such L/C Issuer, when aggregated with the Revolving Credit Exposure of such L/C Issuer (other than Revolving Credit Exposure attributable to Letters of Credit issued and made by such L/C Issuer) would exceed the L/C Issuer’s Revolving Credit Commitment or (II) the Outstanding Amount of Letters of Credit issued by such L/C Issuer would exceed its L/C Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. It is hereby acknowledged and agreed that each of the letters of credit described in Schedule 2.03(a) (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no L/C Issuer shall be required to issue commercial or trade Letters of Credit without its consent.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (i) the Required Lenders and (ii) the relevant L/C Issuer have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) all the Revolving Credit Lenders and (ii) the relevant L/C Issuer have approved such expiry date, except to the extent such Letter of Credit is Cash Collateralized in accordance with Section 2.03(f) or otherwise backstopped pursuant to arrangement reasonably satisfactory to the relevant L/C Issuer;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer or one or more policies of the L/C Issuer applicable to letters of credit generally;

(E) the Letter of Credit is to be denominated in a currency other than Dollars, unless otherwise agreed by such L/C Issuer and the Administrative Agent;

(F) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(G) any Lender is at that time a Defaulting Lender, unless after giving effect to the requested issuance the requirements of Section 2.16(e) have been satisfied.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) If a Lender’s Commitment is terminated or reduced to $0, such Lender shall be deemed to have resigned as an L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to an L/C Issuer (with a copy to the Administrative Agent, along with a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower, relating to such Letter of Credit) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request.

In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from the Administrative Agent, any Revolving Credit Lender or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not have been satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (and, if requested, on behalf of a Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrowers so request in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrowers shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrowers and the Administrative Agent thereof. If an L/C Issuer shall make any L/C Borrowing, the Borrower shall reimburse such L/C Borrowing by paying to the Administrative Agent an amount in the currency of such L/C Borrowing equal to such L/C Borrowing not later than 12:00 noon, New York City time, on the date that such L/C Borrowing is made, if the Borrower shall have received notice of such L/C Borrowing prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt (each such date, an “Honor Date”). If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice); provided that any drawing under a Letter of Credit that is not reimbursed on the date of drawing shall accrue interest from the date of drawing at the rate applicable to Revolving Credit Loans that are Base Rate Loans subject to the provisions set forth below. Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar denominated payments in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the relevant L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(vii) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d) Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi) any adverse change in the relevant exchange rates or in the relevant currency markets generally; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable Law) suffered by the Borrowers that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Role of L/C Issuers. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case, as determined by the final and non-appealable judgment of a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral. (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (ii) an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrowers receive notice thereof, if such notice is received on such day prior to 1:00 p.m., or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrowers receive such notice and (y) in the case of the immediately preceding clause (ii), the

Business Day on which an Event of Default set forth under Section 8.01(f) or (g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day, in either case, by 1:00 p.m. on such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the then Outstanding Amount of all L/C Obligations (determined as of the date of such Event of Default), (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in accounts satisfactory to the Administrative Agent in the name of the Administrative Agent and for the benefit of the Secured Parties and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts satisfactory to the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrowers.

(g) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) Applicable Rate for Letter of Credit fees and (ii) the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be earned on the first Business Day after the end of each March, June, September and December and payable on the fifteenth day following such first day, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.125% per annum of the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be earned on the first Business Day after the end of each March, June, September and December and payable on the fifteenth day following such first day, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrowers, the Administrative Agent and such Revolving Credit Lender, which such written agreement shall also provide that the commitment of such additional L/C Issuer to issue Letters of Credit shall not exceed at any time the amount set forth in such written agreement. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k) Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any Class of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Classes of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(f). If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Credit Lenders under the maturing Class shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given Class of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any Class of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended Classes. For the avoidance of doubt, notwithstanding anything contained herein, the commitment of any L/C Issuer to act in its capacity as such cannot be extended beyond the Maturity Date for the Revolving Credit Facility (as such Maturity Date is in effect at the Effective Date) or increased without its prior written consent.

(l) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04. [Reserved].

Section 2.05. Prepayments.

(a) Optional Prepayments. (i) The Borrowers may, upon notice to the Administrative Agent by the Parent Borrower, at any time or from time to time voluntarily prepay any Borrowing of any Class in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than (A) 11:00 a.m., New York City time, three (3) Business Days prior to any date of prepayment of Term Benchmark Loans, (B) 11:00 a.m., New York City time, 3 (3) Business Days prior to any date of prepayment of RFR Loans and (C) 1:00 p.m., New York City time, one (1) Business Day prior to the date of prepayment of Base Rate Loans, (2) any prepayment of Term Benchmark Loans or RFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan or an RFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.04. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied to the installments thereof as directed by the Borrowers (it being understood and agreed that if the Borrowers do not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments, if applicable, of Term Loans of the relevant Class under Section 2.07 in direct order of maturity) and shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages. Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind any notice of prepayment under this Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities or consummation of another transaction, which refinancing or other transaction shall not be consummated or shall otherwise be delayed.

(b) Mandatory Prepayments.

(i) [Reserved].

(ii) [Reserved].

(iii) [Reserved].

(iv) [Reserved].

(v) [Reserved].

(vi) If at any time, the Revolving Credit Exposure (excluding the face amount of any Letters of Credit that are Cash Collateralized or back-stopped to the reasonable satisfaction of the Administrative Agent) exceeds the Revolving Credit Commitments, the Borrowers shall within one (1) Business Day, upon notification of the Administrative Agent, prepay (or Cash Collateralize, in the amount required by Section 2.03(f), in the case of Letters of Credit) the other Loans and Letters of Credit then outstanding in an amount equal to such excess; provided that nothing in this clause (b)(vi) shall reduce the Revolving Credit Commitments.

(vii) [Reserved].

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon in the currency in which such Loan is denominated (other than prepayments of Base Rate Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments), together with, in the case of any such prepayment of a Loan other than a Base Rate Loan on a date prior to the last day of the Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), any amounts owing in respect of such Loan pursuant to Section 3.04.

(d) [Reserved].

Section 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings of such Class would exceed the aggregate Revolving Credit Commitments of such Class and (iv) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrowers. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities or consummation of another transaction, which refinancing or other transaction shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Revolving Credit Commitments (other than any Extended Revolving Credit Commitments) shall terminate on the applicable Maturity Date. The Extended Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Commitments of any Class under this Section 2.06. Upon any reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a) Incremental Term Loans. In the event any applicable Incremental Term Loans are made, such Incremental Term Loans shall be repaid by the Borrowers in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.

(b) Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date in the currency in which such Revolving Credit Loan is denominated.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each RFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily Simple SOFR plus the Applicable Rate; (iii) [reserved]; and (iv) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrowers shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c) Interest on each Loan shall be due and payable in the currency in which such Loan is denominated in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(g) and (h):

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the amount provided for in the definition of “Applicable Rate” per annum on the actual daily amount by which the aggregate Revolving Credit Commitments exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times from the Effective Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears within 15 days of the end of each March, June, September and December, commencing with September 30, 2025, and on the Maturity Date for the Revolving Credit Facility. The Commitment Fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 days, or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest, including Term Benchmark Loans, shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.12. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars.

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Term Benchmark Loans or RFR Loans, as applicable, to be made in the next succeeding calendar month or after the Maturity Date, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrowers failed to make such payment, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect, it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon, (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant and (z) the provisions of this Section 2.13 shall not be construed to apply to any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any amendment to the Applicable Rate (or other pricing term, including any fee, discount or premium) and/or any other amendment in respect of Loans or Commitments of Lenders that have consented to any such amendment. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Incremental Credit Extensions.

(a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrowers may, with notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), add (1) one or more tranches of “term A” loans or “term B” loans or increase the amount of any such loans outstanding at such time (any such loans, the “Incremental Term Loans”) and/or (2) one or more increases in the Revolving Credit Commitments of any Class (a “Revolving Credit Commitment Increase”) and/or the establishment of one or more new revolving credit commitments (an “Additional Revolving Credit Commitment” and, together with any Revolving Credit Commitment Increases, the “Incremental Revolving Commitments”; together with the Incremental Term Loans, the “Incremental Facilities”). Notwithstanding anything to contrary herein, the aggregate principal amount of all Incremental Facilities (other than Refinancing Term Loans and Refinancing Revolving Commitments) (determined at the time of incurrence), together with the aggregate principal amount of all Incremental Equivalent Debt, shall not exceed (i) the Unrestricted Incremental Amount, plus (ii) the amount of any voluntary prepayments, repurchases, redemptions or other retirements of the Term Loans or any other Indebtedness secured on a pari passu basis with the Revolving Credit Facility (and, in the case of any revolving facility, to the extent accompanied by a permanent reduction of the relevant commitment) and voluntary permanent reductions of the Revolving Credit Commitments effected after the Effective Date, but excluding (A) any prepayment with the proceeds of substantially concurrent borrowings of new Loans hereunder, (B) any reduction of Revolving Credit Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder and (C) prepayments with the proceeds of substantially concurrent incurrence of other long-term Indebtedness (other than borrowings under the Revolving Credit Facility and other revolving Indebtedness, in each case without a substantially concurrent permanent commitment reduction) (this clause (ii), the “Voluntary Prepayment Amount”) plus (iii) from and after the Covenant Trigger Event, unlimited additional Incremental Facilities and Incremental Equivalent Debt so long as, after giving Pro Forma Effect thereto and after giving effect to any Permitted Acquisition or permitted Investment consummated in connection therewith and all other appropriate Pro Forma Adjustments (assuming such Incremental Facilities are fully drawn but excluding the cash proceeds of any such Incremental Facilities or Incremental Equivalent Debt, as the case may be), the First Lien Leverage

Ratio for the most recently ended Test Period does not exceed 3.00:1.00, it being understood and agreed that Incremental Facilities may be incurred pursuant to this clause (iii) prior to utilization of the Unrestricted Incremental Amount and the Voluntary Prepayment Amount and assuming for purposes of such calculation that the full committed amount of any new Incremental Revolving Commitments and/or any Incremental Equivalent Debt constituting a revolving credit commitment then being incurred shall be treated as outstanding Indebtedness (this clause (iii), the “Incremental Incurrence Test”), and if there is availability under this Incremental Incurrence Test at the time of the incurrence or establishment of such Incremental Facilities, then the Borrowers will be deemed to have elected to use such availability under the Incremental Incurrence Test first. Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $5,000,000 in case of Incremental Term Loans or $1,000,000 in case of Incremental Revolving Commitments; provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above. Each Incremental Facility (i) shall, if guaranteed, be guaranteed solely by the Guarantors that guarantee the other Obligations hereunder and (ii) if secured, will be secured solely by a Lien on the Collateral securing all of the other Obligations hereunder; provided that in the case of any Incremental Facility that is funded into Escrow pursuant to customary escrow arrangements, such Incremental Facility may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the time of the release from Escrow of such funds.

(b) Any Incremental Term Loans (other than Refinancing Term Loans) (i) [reserved], (ii) shall have interest rate margins, fees, tenor and an amortization schedule (subject to clauses (iii) and (iv) below), optional prepayment or redemption terms and other terms as determined by the Borrowers and the lenders thereunder, (iii) any Incremental Term Loan shall not have a final maturity date earlier than the Maturity Date applicable to any then-existing Term Loans or the Revolving Credit Facility (but may have a springing maturity date consistent with the Revolving Credit Facility), (iv) any Incremental Term Loan shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of any then-existing Term Loans or, unless such Incremental Term Loans are customary “term A” loans provided by commercial banks, the Revolving Credit Facility, (v) except to the extent otherwise permitted by this Section 2.14, shall have substantially equivalent terms and conditions as any then-existing Incremental Term Loans or, if not on substantially equivalent terms and conditions as any then-existing Incremental Term Loans, on such terms as are either (x) not materially more restrictive to the Borrowers (as determined by the Parent Borrower in good faith), when taken as a whole, than the terms of the existing Revolving Credit Loans or any then-existing Incremental Term Loans (except for covenants or other provisions applicable only to periods after the final stated maturity of the Revolving Credit Loans that are outstanding on the effective date of the applicable Incremental Term Loans or which are added for the benefit of the Lenders) or (y) reasonably acceptable to the Administrative Agent, it being understood that no consent shall be required from the Administrative Agent with respect to terms and conditions that are more restrictive than the Revolving Credit Facility or any then-existing Incremental Term Loans that are added for the benefit of the Lenders or to the extent that they apply to periods after the then Latest Maturity Date with respect to the Loans then outstanding; provided that in the case of any Incremental Term Loan where no Incremental Term Loan otherwise then exists, this Agreement shall be amended to include customary provisions for the addition of such Incremental Term Loan, including, but not limited to, mandatory prepayment, call protection, discounted voluntary prepayment and permitted debt exchange provisions; provided that upon establishment of any Incremental Facility, Incremental Equivalent Debt or any Ratio Debt that is in the form of term loans that are secured on a pari passu basis with the Revolving Credit Facility, this Agreement may be amended to include customary “most favored nation” pricing protections.

(c) Any Incremental Revolving Commitments (other than Refinancing Revolving Commitments) (i) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Revolving Credit Commitments, (ii) shall have interest rate margins, fees, tenor and (subject to clauses (iii) and (iv)) an amortization schedule and other terms as determined by the Borrowers and the lenders thereunder (provided that (A) in the case of a Revolving Credit Commitment Increase, the maturity date of such Revolving Credit Commitment Increase shall be the same as the Maturity Date applicable to the Revolving Credit Commitments, such Revolving Credit Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final Maturity Date applicable to the Revolving Credit Commitments and the Revolving Credit Commitment Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Credit Commitments and (B) in the case of an Additional Revolving Credit Commitment, the maturity date of such Additional Revolving Credit Commitment shall be no earlier than the Maturity Date applicable to the Revolving Credit Commitments (but may have a springing maturity date consistent with the Revolving Credit Facility) and such Additional Revolving Credit Commitment shall require no scheduled amortization or mandatory commitment reduction prior to the final Maturity Date of the Revolving Credit Commitments), (iii) any Incremental Revolving Commitments shall not have a final maturity date earlier than the Maturity Date applicable to the Revolving Credit Commitments (but may have a springing maturity date consistent with the Revolving Credit Facility), (iv) any Incremental Revolving Commitments shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Revolving Credit Commitments and (v) except to the extent otherwise permitted by this Section 2.14, shall have substantially equivalent terms and conditions as the Revolving Credit Commitments or such terms as are either (x) not materially more restrictive to the Borrowers (as determined by the Parent Borrower in good faith), when taken as a whole, than the terms of the existing Revolving Credit Loans (except for covenants or other provisions applicable only to periods after the final stated maturity of the Revolving Credit Loans that are outstanding on the effective date of the applicable Incremental Revolving Commitments or which are added for the benefit of the Lenders) or (y) reasonably satisfactory to the Administrative Agent, it being understood that no consent shall be required from the Administrative Agent for terms and conditions that are more restrictive than the Revolving Credit Commitments to the extent that they apply to periods after the then Latest Maturity Date with respect to the Revolving Credit Facility or are otherwise added for the benefit of the Lenders hereunder.

(d) Each notice from the Borrowers pursuant to this Section 2.14 shall set forth the amount and terms of the relevant Incremental Term Loans and/or Incremental Revolving Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans or Incremental Revolving Commitments shall be reasonably satisfactory to the Borrowers (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, such Additional Lender and, in the case of any Incremental Revolving Commitments, each L/C Issuer

(solely to the extent the L/C Issuer’s consent would be required under Section 10.07(b) for an assignment of Revolving Credit Commitments) (such consent not to be unreasonably withheld, conditioned or delayed), and notified to the Administrative Agent (except as otherwise set forth below). No Incremental Facility Amendment shall require the consent of any Person other than Borrower and the Additional Lenders with respect to such Incremental Facility Amendment and, in the case of Incremental Revolving Commitments, the L/C Issuers (solely to the extent the L/C Issuers’ consent would be required under Section 10.07(b) for an assignment of Revolving Credit Commitments) (such consent not to be unreasonably withheld, conditioned or delayed). No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments, unless it so agrees. Commitments in respect of any Incremental Term Loans or Incremental Revolving Commitments shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.14; provided, consent of the Administrative Agent to any Incremental Amendment shall be required (i) in the case of any Incremental Revolving Commitments or (ii) to the extent the terms of an Incremental Amendment would directly and adversely amend or modify the rights or duties, or otherwise materially increase the administrative responsibilities, of the Administrative Agent beyond those of the type already required to perform under the Loan Documents (such consent not to be unreasonably withheld, conditioned or delayed). Any Incremental Facility Amendment shall be pursuant to documentation to be mutually agreed among the Borrowers and the Lenders providing such Incremental Facility.

(e) The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to (I) the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that (i) the representations and warranties of each Loan Party set forth in Section 4.02 being true and correct in all material respect (although any representations and warranties which expressly relate to a given date or period shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be) and all references to “such date of such Credit Extension” shall be deemed to refer to the Incremental Facility Closing Date), (ii) no Event of Default shall exist, or would result from such issuance of the Incremental Facility; provided in the case of Incremental Facilities the proceeds of which will be used to finance a Limited Condition Transaction, (1) governed by the laws of the United States, (X) the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be the Specified Representations and (Y) no Specified Event of Default shall have occurred and be continuing or occur as a result thereof after giving effect to such Limited Condition Transaction and the funding of such Incremental Facility and (2) governed by laws other than the laws of the United States, only customary “certain funds” conditions for the applicable jurisdiction or as required by the terms of the documentation governing such Limited Condition Transaction will be required to be satisfied) and (II) subject in all respects to Section 1.09(a), after giving effect to such Incremental Facility and the use of proceeds thereof, compliance with the Financial Covenants as in effect on the last day of the most recently ended Test Period on a Pro Forma Basis. The proceeds of any Incremental Term Loans will be used for general corporate purposes (including (without limitation) Permitted Acquisitions) and for any other purpose not prohibited hereunder. Upon each increase in the Revolving Credit Commitments under such Revolving Credit

Facility pursuant to this Section 2.14, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each, an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit under such Revolving Credit Facility held by each Revolving Credit Lender (including each such Incremental Revolving Lender) under such Revolving Credit Facility will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. Additionally, if any Revolving Credit Loans are outstanding under a Revolving Credit Facility at the time any Incremental Revolving Commitments are established under such Revolving Credit Facility, the Revolving Credit Lenders immediately after effectiveness of such Incremental Revolving Commitments shall purchase and assign at par such amounts of the Revolving Credit Loans outstanding under such Revolving Credit Facility at such time as the Administrative Agent may require such that each Revolving Credit Lender under such Revolving Credit Facility holds its Applicable Percentage of all Revolving Credit Loans outstanding under such Revolving Credit Facility immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(f) Any portion of any Incremental Facility incurred other than under the Incremental Incurrence Test may be reclassified at any time, as the Parent Borrower may elect from time to time, as incurred under the Incremental Incurrence Test if the Parent Borrower meets the applicable ratio under the Incremental Incurrence Test at such time on a Pro Forma Basis at any time subsequent to the incurrence of such Incremental Facility (or would have met such ratio, in which case, such reclassification shall be deemed to have automatically occurred if not elected by the Parent Borrower).

Section 2.15. Extensions of Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of any Class of Revolving Credit Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Credit Commitments of the applicable Class) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Credit Commitments of the applicable Class and otherwise modify the terms of such Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Credit Commitments (and related outstandings) and which such extensions shall not be subject to any “no default” requirement, pro forma compliance with any leverage ratio or other financial tests or “most favored nations” provisions) (each, an “Extension” and each group of Revolving Credit

Commitments as so extended, as well as the original Revolving Credit Commitments not so extended, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted and it being understood that an Extension may be in the form of an increase in the amount of any other outstanding Class of Revolving Credit Commitments otherwise satisfying the criteria set forth below), so long as the following terms are satisfied: (i) except as to interest rates, fees and final maturity (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Credit Commitments; provided that other terms of the Extended Revolving Credit Commitments may differ from the original Class of Revolving Credit Commitments to the extent such differences do not apply until after the final stated maturity of the Revolving Credit Loans that are outstanding on the effective date of the applicable extension; provided, further, that at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (ii) if the aggregate principal amount of the class of Revolving Credit Commitments in respect of which Revolving Credit Lenders of such Class shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments of such Class offered to be extended by the Borrowers pursuant to such Extension Offer, then the Revolving Credit Loans of such Class of such Revolving Credit Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Credit Lenders have accepted such Extension Offer, (iii) all documentation in respect of such Extension shall be consistent with the foregoing and (iv) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers. No Lender shall be obligated to extend its Revolving Credit Commitments unless it so agrees.

(b) With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrowers may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and may be waived by the Borrowers) of Revolving Credit Commitments of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Credit Commitments (or a portion thereof) and (B) the consent of each L/C Issuer (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Lender that elects not to agree to such Extension (such Lender being, a “Non-Extending Lender”) may be replaced by the Borrowers pursuant to Section 3.06. All Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.15.

(d) In connection with any Extension, the Borrowers shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

Section 2.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) The Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.09(a);

(b) the Commitment, Outstanding Amount of Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that (x) any waiver, amendment or modification of the type described in clause (a), (b) or (c) of the first proviso in Section 10.01 that would apply to the Revolving Credit Commitments or Obligations owing to such Defaulting Lender or (y) any waiver, amendment or modification (other than as described in the foregoing clause (x) requiring the consent of all Lenders or each affected Lender) which affects such Defaulting Lender disproportionally when compared to other affected Lenders, in each case, shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Revolving Credit Commitments or Obligations owing to such Defaulting Lender;

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this clause (c).

(d) if any L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentage but only to the extent that such non-Defaulting Lenders’ Revolving Credit Exposures does not exceed its Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three (3) Business Days following notice by the Administrative Agent Cash Collateralize for the benefit of the L/C Issuers only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(f) for so long as such L/C Obligations are outstanding;

(iii) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(h) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are Cash Collateralized;

(iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.03(h) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentage; and

(v) if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuers or any other Lender hereunder, all letter of credit fees payable under Section 2.03(h) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the L/C Issuers until and to the extent that such L/C Obligations are reallocated and/or Cash Collateralized; and

(e) so long as such Lender is a Defaulting Lender, the L/C Issuers shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or cash collateral will be provided by the Borrowers in accordance with Section 2.16(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(d)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrowers and the L/C Issuers each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties and subject to Section 10.24, no change hereunder from Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.17. Parent Borrower as Agent. The Borrowers (other than the Parent Borrower) hereby appoint the Parent Borrower to act as their agent for all purposes under this Agreement (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans) and the other Loan Documents and agree that (a) the Parent Borrower may execute such documents on behalf of the Borrowers as the Parent Borrower deems appropriate in its sole discretion and the Borrowers shall be obligated by all of the terms of any such document executed on their behalf, (b) any notice or communication delivered by the Administrative Agent or any Lender to the Parent Borrower shall be deemed delivered to all Borrowers and (c) the Administrative Agent and the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Parent Borrower on behalf of the Borrowers. For the avoidance of doubt, each Borrower shall be jointly and severally liable with the other Borrowers for all Obligations hereunder.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) All payments by the Borrowers or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Law. If any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document, (i) if such Taxes are Indemnified Taxes, the sum payable by the Borrowers or applicable Guarantor shall be increased as necessary so that after all required deductions have been made (including any such deductions applicable to additional sums payable under this

Section 3.01), the applicable Lender (or, in the case of any amount received by an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such applicable withholding agent shall make such deductions, (iii) such applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment by such applicable withholding agent (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such applicable withholding agent shall furnish to Borrowers and such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, but without duplication of any amounts payable pursuant to Section 3.01(a) or (c), the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, all Other Taxes.

(c) Without duplication of any amounts payable pursuant to Section 3.01(a) or Section 3.01(b), the Borrowers shall indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction in respect of amounts payable under this Section 3.01) payable by such Agent and such Lender or required to be withheld or deducted from a payment to such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Agent or Lender, as the case may be, will, at the Borrowers’ request, provide the Parent Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts which shall be conclusive absent manifest error. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor. Notwithstanding anything to the contrary contained in this Section 3.01(c), no Loan Party shall be required to indemnify any Agent or any Lender pursuant to this Section 3.01(c) for any incremental interest, penalties or expenses resulting from the failure of such Agent or Lender to notify the Loan Party of such possible indemnification claim within 180 days after such Agent or Lender receives written notice from the applicable Governmental Authority of the specific tax assessment giving rise to such indemnification claim.

(d) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers or any Guarantor pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or any Guarantor under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund plus any interest included in such refund by the relevant Governmental Authority attributable thereto) to the Borrowers, net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Lender or Agent, as the case may be, agree promptly to return an amount equal to such refund (plus any applicable interest, additions to tax or penalties) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Such Lender or Agent, as applicable, shall, at the Borrower’s request, provide the Borrowers with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any Tax refund or to make available its Tax returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(e) Each Lender shall, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender will, if requested by the Borrowers, use commercially reasonable efforts (subject to legal and regulatory restrictions), at Borrowers’ expense, to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f) Each Lender shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Parent Borrower and the Administrative Agent with any documentation prescribed by applicable Law, or reasonably requested by the Borrowers or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Parent Borrower and the Administrative Agent in writing of its ineligibility to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subsections (i), (ii)(A)-(D), and (iii) of this Section 3.01(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii) Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrowers or the Administrative Agent) whichever of the following is applicable:

(A) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of treaty,

(B) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit L (any such certificate a “United States Tax Compliance Certificate”), or any other documentation approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business, and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W- 8BEN-E, as applicable (or any successor forms), United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and not a participating Lender, and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E) two duly completed copies of any other documentation prescribed by applicable U.S. federal income Tax Laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.01(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 3.01(f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(f).

(g) The Administrative Agent shall provide the Parent Borrower with two duly completed copies of, if it is a United States person (as defined in Section 7701(a)(30) of the Code), Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States person, (1) Internal Revenue Service Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) Internal Revenue Service Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Borrowers. Notwithstanding any other provision of this Section 3.01(g), the Administrative Agent shall not be required to deliver any documentation that such Administrative Agent is not legally eligible to deliver.

(h) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and “applicable Law” includes FATCA.

(i) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02. Inability to Determine Rates.

(a) If in connection with any request for a Term Benchmark Loan or an RFR Loan or a conversion of Base Rate Loans to Term Benchmark Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Available Currency has been determined in accordance with Section 3.02(b) and the circumstances under clause (i) of Section 3.02(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Available Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term Benchmark Loan or an RFR Loan or the determination of the Term SOFR component of the Base Rate in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Available Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender.

(b) Thereafter, (x) the obligation of the Lenders to convert Base Rate Loans to Term Benchmark Loans shall be suspended to the extent of the affected Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.02(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Parent Borrower may revoke any pending request for a Borrowing of, or conversion to Term Benchmark Loans, or Borrowing of, or continuation of RFR Loans to the extent of the affected RFR Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar amount of the amount specified therein and (ii) any outstanding Term Benchmark Loans shall be deemed to have been converted to Base Rate Loans immediately.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Available Currency because such Relevant Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(ii) the Applicable Authority (or any successor administrator of the Term SOFR Reference Rate) has made a public statement identifying a specific date after which the Relevant Rate for an Available Currency (including any forward-looking term rate thereof) or the Term SOFR Reference Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of loans denominated in such Available Currency, or shall or will otherwise cease;

provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such Relevant Rate for such Available Currency (the date on which the Relevant Rate for such Available Currency is no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”), or if the events or circumstances of the type described in Section 3.02(a)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, (x) with respect to Term SOFR, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”), and (y) with respect to any other Relevant Rate (or if Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date), reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Parent Borrower may amend this Agreement to replace the Relevant Rate for an Available Currency or any then current Successor Rate for an Available Currency in accordance with this Section 3.02 with an alternate benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Available Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Available Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, an “Other Relevant Rate Successor Rate” and together with the Term SOFR Successor Rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

The Administrative Agent will promptly (in one or more notices) notify the Parent Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent (in consultation with the Parent Borrower).

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00% per annum, the Successor Rate will be deemed to be 0.00% per annum for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Parent Borrower) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(d) [Reserved].

Section 3.03. Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnifiable under Section 3.01, (ii) Excluded Taxes or (iii) reserve requirements contemplated by Section 3.03(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Parent Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that in the case of any Change in Law only applicable as a result of the proviso set forth in the definition thereof, such Lender will only be compensated for such amounts that would have otherwise been imposed under the applicable increased cost provisions and only to the extent the applicable Lender certifies that it is its general policy or practice to impose such charges on other similarly situated borrowers under comparable syndicated credit facilities.

(b) If any Lender determines that as a result of any Change in Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) [Reserved].

(d) Subject to Section 3.05(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.03(a), (b), (c) or (d).

Section 3.04. Funding Losses. Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Parent Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of any Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Parent Borrower;

(c) any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 3.06; or

(d) any failure by the Borrowers to make payment of any Revolving Credit Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; including any foreign exchange loss and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.

Section 3.05. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrowers setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.02, Section 3.03, or Section 3.04 the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrowers of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.03, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Term Benchmark Loans from one Interest Period to another, or to convert Base Rate Loans into Term Benchmark Loans or RFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Term Benchmark Loan or RFR Loan from one Interest Period to another, or to convert Base Rate Loans into Term Benchmark Loans or RFR Loans shall, to the extent denominated in Dollars, be suspended pursuant to Section 3.05(b) hereof, such Lender’s Term Benchmark Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term Benchmark Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term Benchmark Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term Benchmark Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term Benchmark Loans, to the extent denominated in Dollars, shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Term Benchmark Loans or RFR Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Term Benchmark Loans denominated in Dollars pursuant to this Section 3.05 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Term Benchmark Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term Benchmark Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term Benchmark Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective principal amount of Commitments.

Section 3.06. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.03 as a result of any condition described in such Sections and Lender has declined or is unable to designate a different lending office in accordance with Section 3.01(e) or any Lender ceases to make Term Benchmark Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender, (iv) any Lender becomes a Non-Extending Lender or (v) any Lender is, or becomes, a Disqualified Lender, then the Borrowers may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) and clause (iv) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees (provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender or a Non-Extending Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents).

(b) Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations, as applicable (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in L/C Obligations, as applicable, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.04 as a consequence of such assignment and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrowers or the Administrative Agent have requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 3.06 may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 3.07. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in revert repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR or Term SOFR, or to determine or charge interest rates based upon a Relevant Rate or SOFR or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, in each case after the Effective Date, then, on written notice thereof by such Lender to the Parent Borrower through the Administrative Agent, (a) any obligation of such Lender to make or maintain Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall promptly, following written demand from such Lender (with a copy to the Administrative Agent), prepay all Term Benchmark Loans or RFR Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all Term Benchmark Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term Benchmark Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, and all amounts due, if any, in connection with such prepayment or conversion under Section 3.04. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.08. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and any assignment of rights by or replacement of a Lender.

Section 3.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under applicable law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions to Effectiveness. This Agreement shall be effective upon satisfaction of the following conditions precedent (or waiver thereof in accordance with Section 10.01):

(a) after giving effect to the Transactions, (i) the representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or in all respects if any such representation and warranty is already qualified by materiality) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation and warranty is already qualified by materiality) as of such earlier date, and (ii) no Default shall exist;

(b) receipt by the Administrative Agent of the following:

(i) executed counterparts of this Agreement and each other Loan Document to be executed and delivered on the Effective Date, each properly executed by a Responsible Officer of the signing Loan Party and in the case of this Agreement, by each Lender;

(ii) copies of the constitutional documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Effective Date and such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization;

(iii) with respect to each Loan Party, to the extent legally required, a copy of a resolution of the board of directors, the shareholders or equivalent body of each Loan Party approving the Loan Documents to which it is a party and the transactions contemplated hereby and thereby;

(iv) specimen signatures for the person(s) authorized in the resolutions referred to in clause (b)(iii) above (to the extent such person will execute any Loan Document);

(v) a certificate from each Loan Party (signed by an officer or authorized signatory) certifying that each copy document relating to it specified in clauses (i) through (iii) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement;

(c) a certificate signed by a Responsible Officer of the Parent Borrower as of the Effective Date certifying that the conditions specified in Section 4.01(a) have been satisfied as of the Effective Date;

(d) a certificate from the chief financial officer or other financial officer of the Parent Borrower certifying that the Parent Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent;

(e) a customary legal opinion from Skadden, Arps, Slate, Meagher & Flom LLP, as counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(f) reasonable evidence that payment of all fees and expenses earned, due and payable to the Administrative Agent, the Lead Arrangers (including all fees, charges and disbursements of counsel to the Administrative Agent that are required to have been reimbursed or paid (directly to such counsel if requested by the Administrative Agent)) and required to be paid under any Loan Documents shall have been made to the extent invoiced at least one (1) Business Day prior to the Effective Date;

(g) a Note executed by the Parent Borrower in favor of each Lender requesting a Note at least three (3) Business Days prior to the Effective Date;

(h) each document required by the Loan Documents or the Collateral and Guarantee Requirements to be filed, registered or recorded to create in favor of the Administrative Agent (for the benefit of the Secured Parties), a perfected first-priority Lien on the Collateral (subject to Permitted Liens), including:

(i) certificates and instruments representing Pledged Collateral (as defined in the Security Agreement) pledged to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Security Agreement, accompanied by undated stock powers or instruments of transfer executed in blank to the extent applicable,

(ii) proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent and the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(iii) one or more duly executed Intellectual Property Security Agreements in the form of Exhibit II to the Security Agreement for filing with the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, to the extent required by the Security Agreement, and

(iv) a Perfection Certificate, in substantially the form of Schedule II to the Security Agreement, duly executed by each of the Loan Parties; and

(i) the Administrative Agent and each Lender, to the extent requested by the Administrative Agent or such Lender at least three (3) Business Days prior to the Effective Date, shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. To the extent the Parent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, receipt by the Administrative Agent and each Lender, to the extent requested by the Administrative Agent or such Lender at least three (3) Business Days prior to the Effective Date, of a Beneficial Ownership Certification with respect to the Parent Borrower.

Notwithstanding the foregoing, solely with respect to the matters expressly identified on Schedule 6.12, the satisfaction by the Loan Parties of the foregoing conditions shall not be required on the Effective Date, but instead shall be required to be completed pursuant to Schedule 6.12.

Section 4.02. Conditions to Subsequent Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the Effective Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term Benchmark Loans or RFR Loans, as applicable) is subject to the following conditions precedent (limited, in the case of Incremental Facilities which will be used to finance a Limited Condition Transaction, in the manner set forth in Section 2.14(e)):

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term Benchmark Loans or RFR Loans, as applicable) submitted by the Borrowers shall (subject, in the case of a Request delivered with respect to any Incremental Facility, to Section 2.14(e)) be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.02(a) and, if applicable, (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Agents and the Lenders on the Effective Date and on the date of each Credit Extension (other than a conversion of Loans from one Type to another Type or a continuation of Term Benchmark Loans or RFR Loans, as applicable) after the Effective Date:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each other Restricted Subsidiary (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in material compliance with all Laws (including the USA PATRIOT Act and anti-money laundering laws), orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Parent Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in the creation of any Lien (other than under the Loan Documents) or (iv) violate any material Law; except (in the case of clauses (b)(ii) and (b)(iv) above), to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Historical Financial Statements fairly present in all material respects the consolidated financial condition of the Parent Borrower and its Subsidiaries, in each case, as of the dates thereof and their results of operations for the period covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Effective Date, and in the case of the Historical Financial Statements, prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(b) Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that Parent Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or Event of Default under the Loan Documents.

Section 5.06. Litigation. Except as set forth on Schedule 5.06 to the Disclosure Letter, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all tangible property necessary in the ordinary conduct of its business and in its Real Estate Assets, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Permitted Liens and any Liens and privileges arising mandatorily by Law and, in each case, except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08. Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) there are no pending or, to the knowledge of the Parent Borrower, threatened claims, actions, suits, notices of violation, notices of potential responsibility, disputes or proceedings by or involving any Loan Party or any of their Subsidiaries alleging potential Environmental Liability or responsibility for violation of, or otherwise relating to, any Environmental Law;

(b) (i) there is no asbestos or asbestos-containing material on any property currently owned, leased or operated by any Loan Party or any of their Subsidiaries; and (ii) there has been no Release of Hazardous Materials at, on, under or from any location in a manner which would reasonably be expected to give rise to any Environmental Liability of or relating to any Loan Party or any of their Subsidiaries;

(c) neither any Loan Party nor any of their Subsidiaries is undertaking, or has completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law;

(d) all Hazardous Materials transported from any property currently or, to the knowledge of the Parent Borrower or its Subsidiaries, formerly owned, leased or operated by any Loan Party or any of their Subsidiaries for off-site disposal have been disposed of in compliance with all Environmental Laws;

(e) none of the Loan Parties nor any of their Subsidiaries is subject to or has contractually or by operation of Law assumed any Environmental Liability; and

(f) the Loan Parties and each of their Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all Environmental Laws.

Section 5.09. Taxes. The Parent Borrower and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and except for failures to make such filings or payments that could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to the Parent Borrower or any Restricted Subsidiary that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10. Compliance with ERISA.

(a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal, state or other applicable Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrowers, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c) No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the extent applicable, each Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11. Subsidiaries; Equity Interests. As of the Effective Date, neither the Parent Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11 to the Disclosure Letter, and all of the outstanding Equity Interests in the Borrowers and the Subsidiaries of the Parent Borrower have been validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, nonassessable and, on the Effective Date, all Equity Interests owned directly or indirectly by the Parent Borrower or any other Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) those Liens permitted under Section 7.01. As of the Effective Date, Schedule 5.11 to the Disclosure Letter (a) sets forth the name and jurisdiction of organization or incorporation of each Subsidiary, (b) sets forth the ownership interest of the Borrowers and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Effective Date pursuant to the Collateral and Guarantee Requirement. Schedule 1.01D to the Disclosure Letter sets forth each Significant Subsidiary that is not an Excluded Subsidiary as of the Effective Date.

Section 5.12. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b) None of the Parent Borrower or any Restricted Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.13. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto); provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed by the Parent Borrower to be reasonable at the time of preparation; it being understood that (i) such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers, (ii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and (iii) such differences may be material. As of the Effective Date, the information contained in any Beneficial Ownership Certification delivered to the Administrative Agent or any Lender on or prior to the Effective Date in connection with this Agreement, if applicable, is true and correct in all respects.

Section 5.14. Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property, including registrations and applications for registration thereof, all rights of priority thereto, and all rights to sue for any infringement, misappropriation or violation, and all income, royalties, damages and payments due or payable, therefore (collectively, “IP Rights”) that are used in, or otherwise reasonably necessary for the operation of, their respective businesses as currently conducted, and, to the knowledge of the Parent Borrower, without infringement, misappropriation or violation of the rights of any Person, except to the extent such infringement, misappropriation or violation or failure to own, license, or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights is pending or, to the knowledge of the Parent Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15. Solvency. On the Effective Date after giving effect to the Transactions, the Parent Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16. Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by the Collateral and Guarantee Requirement and any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by the Collateral and Guarantee Requirement and any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing financing statements or upon the taking of possession or control, in each case subject to no Liens other than Permitted Liens.

Section 5.17. Use of Proceeds. The proceeds of the Revolving Credit Loans and the L/C Credit Extensions shall be used in a manner consistent with the uses set forth in Section 6.11 to this Agreement.

Section 5.18. Sanctions Laws and Regulations and Anti-Corruption Laws.

(a) Each of the Borrowers and their Subsidiaries is in compliance (i) in all material respects with applicable Sanctions Laws and Regulations and (ii) in all material respects with applicable Export Laws, Anti-Corruption Laws and Anti-Money Laundering Laws. No Borrower will use any part of the proceeds of any Borrowing or Letter of Credit, directly or knowingly indirectly, or make such proceeds available to any Person, in any manner that would constitute or give rise to a violation of any Sanctions Laws and Regulations or Export Laws by any party hereto.

(b) None of the Borrowers or any other Loan Party, or any of their respective Subsidiaries, or any director, officer, manager or, to the knowledge of the Parent Borrower, employee, or agent of any Loan Party or any Subsidiary thereof, is a Sanctioned Person. None of the Borrowers or any of their Subsidiaries is engaged in any dealings or activities of or with a Sanctioned Person, or in a Sanctioned Jurisdiction, in material violation of applicable Sanctions Laws and Regulations.

(c) None of the Borrowers or any of their Subsidiaries is the subject or target of any action, suit, proceeding, or, to the knowledge of the Parent Borrower, investigation related to an actual, alleged, or suspected violation of applicable Sanctions Laws and Regulations, Export Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

(d) No part of the proceeds of any Loan or Letter of Credit will be used directly or, to the knowledge of the Parent Borrower, indirectly, (i) for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other party in order to obtain, retain or direct business, or obtain any improper advantage, in violation of applicable Anti-Corruption Laws or (ii) in violation of applicable Anti-Money Laundering Laws.

(e) Each of the Borrowers and their Subsidiaries is subject to policies and procedures reasonably designed to promote compliance with applicable Sanctions Laws and Regulations, Export Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(f) This Section 5.18 shall not be interpreted or applied in relation to Parent Borrower, any other Loan Party, any directors or officers, or any Secured Party to the extent that the representations made pursuant to this Section 5.18 violate any anti-boycott or blocking law, regulation or statute that is in force from time to time in the United Kingdom, European Union (and/or any of its member states) that are applicable to such entity (including EU Regulation (EC) 2271/96) and Section 7 of the German Foreign Trade Regulation (AuBenwirtschaftsverordnung, AWV) in connection with the German Foreign Trade Law (AuBenwirtschaftsgesetz).

Section 5.19. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 5.20. Covered Entities. No Loan Party is a Covered Entity.

Section 5.21. No Default. No Default has occurred and is continuing.

Section 5.22. Insurance. The properties of the Parent Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent Borrower or the applicable Subsidiary operates.

Section 5.23. Taxpayer Identification Number. Set forth on Schedule 5.23 to the Disclosure Letter is the chief executive office, U.S. tax-payer identification number, organizational identification number, exact legal name and state of organization of each Loan Party, in each case, as of the Effective Date. Except as set forth on Schedule 5.23 to the Disclosure Letter, as of the Effective Date, no Loan Party has during the five years preceding the Effective Date (a) changed its legal name, (b) changed its state of formation, or (c) been party to a merger, consolidation or other change in structure.

Section 5.24. Outbound Investment Rules. Neither the Parent Borrower nor any of its subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Parent Borrower nor any of its subsidiaries currently engages, or has any present intention to engage in the future, in any activity that would cause the Administrative Agent to be in violation of the Outbound Investment Rules or cause the Administrative Agent to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

From and after the Effective Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall not have been paid in full (other than contingent indemnification obligations not yet due, Secured Hedge Agreements and Cash Management Obligations), or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer), the Parent Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) with respect to each fiscal year of the Parent Borrower, but in any event within the later of (i) ninety (90) days after the end of each fiscal year of the Parent Borrower and (ii) five (5) days after the time period specified by the SEC under the Exchange Act for annual reporting (or fifteen (15) days thereafter if Parent Borrower timely files a Form 12b-25 (or any successor form)), its audited consolidated balance sheet and related statements of operations, stockholders’ equity (or deficit) and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing (without a “going concern” or like qualification or exception (other than (x) an emphasis of matter to the extent such statement does not qualify such audit in any respect, (y) with respect to, or resulting from, the regularly scheduled maturity of the Loans hereunder or any other Indebtedness, occurring within one year from the time opinion is delivered or (z) a prospective default under any of the Financial Covenants or any other financial covenant)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) beginning with the first fiscal quarter ending after the Effective Date, with respect to the first three (3) fiscal quarters of each fiscal year of the Parent Borrower, but in any event, within the later of (i) forty-five (45) days after the end of each such fiscal quarter, and (ii) five (5) days after the time period specified by the SEC under the Exchange Act for quarterly reporting (or five (5) days thereafter if Parent Borrower timely files a Form 12b-25 (or any successor form)), its consolidated balance sheet and related statements of operations, stockholders’ equity (or deficit) and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b) above (i) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (ii) a customary management discussion and analysis of operating results.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Parent Borrower and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of any direct or indirect parent of the Parent Borrower that, directly or indirectly, holds all of the Equity Interests of the Parent Borrower, (B) the Parent Borrower’s (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC or (C) following an election by the Parent Borrower pursuant to the definition of “GAAP,” the applicable financial statements determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B) above, (i) to the extent such information relates to a parent of the Parent Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent Borrower (or such parent), on the one hand, and the information relating to the Parent Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion, subject to the same exceptions set forth above, shall be prepared in accordance with generally accepted auditing standards.

The Parent Borrower represents and warrants that it, and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Parent Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.01(a) and (b) (collectively,

“Borrower Materials”), along with the Loan Documents, available on IntraLinks or another similar electronic system (the “Platform”) to certain of the Lenders (each, a “Public Lender”) that may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities, and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Administrative Agent shall be under no obligation to post any other material to Public Lenders unless the Parent Borrower has expressly represented and warranted to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Parent Borrower has no outstanding publicly traded securities, including 144A securities.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower;

(b) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent Borrower to its shareholders generally, as the case may be; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Parent Borrower’s website on the Internet at https://investors.mpmaterials.com (or any successor page) or at http://www.sec.gov;

(c) together with each Compliance Certificate pursuant to Section 6.02(a), (i) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary, Unrestricted Subsidiaries or an Immaterial Subsidiary as of the last day of the period covered by such Compliance Certificate or a confirmation that there is no change in such information since the later of the Effective Date or the date of the last such list and (ii) such other information required by the Compliance Certificate; and

(d) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request (including, without limitation, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (to the extent applicable)); provided that the Parent Borrower will not be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Parent Borrower or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to the Administrative Agents or any Lender (or any of their respective representatives) is prohibited by applicable law or, solely with respect to matters involving any Department of Defense Agreement, if the Department of Defense otherwise advises the Parent Borrower that such disclosure is impermissible (including for national security or similar reasons) or the Parent Borrower otherwise determines in good faith that such information is confidential and may not be disclosed or (iii) the disclosure of which would waive any attorney-client privilege, or violate any confidentiality obligations owed to any third party by the Parent Borrower or any Subsidiary.

Documents required to be delivered pursuant to Sections 6.01(a), (b) and (c) or Sections 6.02(b) and (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on EDGAR or the Parent Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: upon written request by the Administrative Agent, the Parent Borrower shall deliver electronic copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering electronic copies is given by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of electronic copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03. Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:

(a) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent Borrower proposes to take with respect thereto;

(b) of any litigation or governmental proceeding pending against the Parent Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and

(c) of the occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect.

Section 6.04. Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights (including IP Rights), privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to the Parent Borrower) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04.

Section 6.05. Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.06. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons including flood insurance with respect to each Flood Hazard Property, in each case, in an amount and otherwise sufficient to comply with Flood Laws. Any such insurance (excluding business interruption insurance) maintained in the United States shall name the Collateral Agent as additional insured and loss payee, as applicable.

Section 6.07. Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including, without limitation, Environmental Laws and ERISA), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect (except with respect to applicable Sanctions Laws and Regulations and Export Laws, with which the Parent Borrower and its Restricted Subsidiaries shall comply in all material respects) (and the Parent Borrower and its Restricted Subsidiaries shall maintain, or remain subject to, policies and procedures reasonably designed to promote compliance with applicable Sanctions Laws and Regulations, Export Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws).

This Section 6.07 shall not be interpreted or applied in relation to Parent Borrower, any other Loan Party or any Secured Party to the extent that the obligations under this Section 6.07 would violate any antiboycott or blocking law, regulation or statute that is in force from time to time in the United Kingdom, European Union (and/or any of its member states) that are applicable to such entity (including EU Regulation (EC) 2271/96) and Section 7 of the German Foreign Trade Regulation (Aufienwirtschaftsverordnung, AWV) in connection with the German Foreign Trade Law (Aufienwirtschaftsgesetz).

Section 6.08. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower or such Restricted Subsidiary, as the case may be.

Section 6.09. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of the Parent Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.10. Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.13 of any existing direct or indirect Subsidiary as a Restricted Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary (including following designation by the Parent Borrower of any Subsidiary as an Additional Borrower pursuant to Section 1.13 or as a Guarantor pursuant to the definition of Guarantors):

(i) within sixty (60) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) [reserved];

(B) cause each such Restricted Subsidiary (and any Loan Party that owns Equity Interests of such Restricted Subsidiary) to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) pledges, guarantees, assignments, Security Agreement Supplements and other security agreements and documents or joinders or supplements thereto, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (to the extent applicable, consistent with the Security Agreement and other Collateral Documents in effect on the Effective Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) if applicable, cause each such Restricted Subsidiary (and any Loan Party that owns Equity Interests of such Restricted Subsidiary) to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (if applicable) instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of the filing of financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens with the priority required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 6.11. Use of Proceeds. Use the proceeds of (a) the Revolving Credit Loans to finance working capital, capital expenditures, Permitted Acquisitions and other lawful general corporate purposes and (b) any other Credit Extensions to finance working capital, capital expenditures, Permitted Acquisitions and other general corporate purposes; provided that, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

Section 6.12. Further Assurances and Post-Closing Covenants.

(a) Subject to the limitations set forth herein and other Loan Documents, promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) subject to the limitations set forth in the Collateral and Guarantee Requirement, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents; provided, however, that notwithstanding anything to the contrary contained in this Agreement or any other Collateral Document, nothing in this Agreement or any other Collateral Document shall require any Borrower or Loan Party to make any filings or take any actions to record or to perfect the Collateral Agent’s security interest in (i) any IP Rights other than UCC filings and the filing of documents effecting the recordation of security interests in the United States Copyright Office or United States Patent and Trademark Office or (ii) any non-United States IP Rights (except to the extent owned by a Foreign Loan Party);

(b) Within the time periods specified on Schedule 6.12 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.12 hereto. Notwithstanding anything to the contrary herein or in any other Loan Document, all representations, warranties, covenants and other provisions in this Agreement and the other Loan Documents shall take into account any time extensions provided in this Section 6.12, Schedule 6.12 and any post-closing letter agreement and in any amendment or extension agreement related thereto and any time extension provided in this Section 6.12, Schedule 6.12 or any post-closing letter agreement (or any amendment or extension agreement related thereto) shall automatically be applied to any relevant representation, warranty, covenant or other provision in this Agreement and the other Loan Documents.

Section 6.13. Designation of Subsidiaries.

(a) Subject to clauses (b) and (c) below, the Parent Borrower may at any time designate any Restricted Subsidiary (other than any Borrower or the 10X SPV) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the fair market value of the Borrowers’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The Parent Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless no Default or Event of Default shall have occurred or be continuing.

(c) (i) The Parent Borrower may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless such Restricted Subsidiary does not own, or hold an exclusive license to, any IP Rights constituting Collateral, in each case, that is material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the Parent Borrower and its Restricted Subsidiaries shall not be permitted to transfer to any Unrestricted Subsidiary legal or beneficial ownership of, or an exclusive license to, any IP Rights constituting Collateral, in each case, that is material to the business of the Parent Borrower and its respective Restricted Subsidiaries, taken as a whole; provided that the foregoing shall not be deemed or interpreted to restrict (A) any exclusive license granted to such Unrestricted Subsidiary for a legitimate business purpose that is only exclusive with respect to a particular type or field (or types of fields) of usage or a certain territory or group of territories, in each case, that does not effectively result in the transfer of beneficial ownership of such IP Rights or (B) any non-exclusive license of IP Rights to such Unrestricted Subsidiary for a legitimate business purpose and (iii) no Unrestricted Subsidiary may legally or beneficially own, or hold an exclusive license to, any IP Rights constituting Collateral, in each case, that is material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole; provided that the foregoing shall not be deemed or interpreted to restrict any Unrestricted Subsidiary from holding (y) any exclusive license granted to such Unrestricted Subsidiary for a legitimate business purpose that is only exclusive with respect to a particular type or field (or types of fields) of usage or a certain territory or group of territories or (z) any non-exclusive license of IP Rights to such Unrestricted Subsidiary for a legitimate business purpose, in each case, that does not effectively result in the transfer of beneficial ownership of such IP Rights.

(d) (i) The Parent Borrower may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless such Restricted Subsidiary does not own, or hold Critical Assets, (ii) the Parent Borrower and its Restricted Subsidiaries shall not be permitted to transfer to any Unrestricted Subsidiary legal or beneficial ownership of Critical Assets, and (iii) no Unrestricted Subsidiary may legally or beneficially own or hold Critical Assets; provided that the foregoing shall not be deemed or interpreted to restrict any Unrestricted Subsidiary from (a) holding (1) any exclusive license granted to such Unrestricted Subsidiary for a legitimate business purpose that is only exclusive with respect to a particular type or field (or types of fields) of usage or a certain territory or group of territories or (2) any non-exclusive license of Critical Assets to such Unrestricted Subsidiary for a legitimate business purpose, in each case, that does not effectively result in the transfer of beneficial ownership of such Critical Assets or (b) developing Critical Assets or acquiring Critical Assets from an unaffiliated third party.

Section 6.14. Payment of Taxes. The Parent Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Parent Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Parent Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

Section 6.15. Nature of Business. The Parent Borrower and its Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by the Parent Borrower and its Restricted Subsidiaries on the Effective Date or any business reasonably related, complementary or ancillary thereto.

Section 6.16. Department of Defense Agreements. The Parent Borrower shall observe and perform all of its obligations under the Department of Defense Agreements, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.17. Material Real Estate.

(a) Within one hundred twenty (120) days (or such longer time as Administrative Agent may reasonably agree) after the Effective Date (in the case of the Independence Facility) or the acquisition of the 10X Facility or other Material Real Estate Asset by a Loan Party or after the acquisition of a Restricted Subsidiary that owns a Material Real Estate Asset is required to become a Loan Party hereunder (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), as applicable, the applicable Loan Party shall execute and/or deliver, or cause to be executed and/or delivered, to the Administrative Agent, for each Material Real Estate Asset, the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) a fully executed and acknowledged Mortgage in form and substance reasonably acceptable to the Administrative Agent, and otherwise in form suitable for filing or recording in the real property records of the county where the real property is located, which upon recording such Mortgage, shall create a valid and enforceable first priority Lien (subject only to Liens permitted by Section 7.01) on the Mortgaged Property described therein;

(ii) a lender title insurance policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, with endorsements (including but not limited to a zoning endorsement and same as survey endorsement) (to the extent that the same are available in the relevant jurisdiction at commercially reasonable rates), in an aggregate amount equal to the fair market value of the Mortgaged Property (as determined by the Parent Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) or otherwise in an amount reasonably acceptable to the Collateral Agent, and otherwise reasonably satisfactory to the Administrative Agent and insuring that the Mortgage on each such Mortgaged Property is a valid and enforceable mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except for Liens permitted by Section 7.01, with each such Mortgage policy to be in form and substance reasonably satisfactory to the Collateral Agent;

(iii) (A) a current A.L.T.A. survey in respect of such Mortgaged Property, certified to the Administrative Agent by a licensed surveyor, (B) an update to an existing A.L.T.A. survey or (C) an existing A.L.T.A. survey with a “no change” affidavit, in each case, sufficient to allow the title insurance policy to remove the standard survey exception and issue the survey related endorsements and otherwise reasonably satisfactory to the Administrative Agent;

(iv) (A) a completed “Life of Loan” standard flood hazard determination form as to any Mortgaged Property, (B) if the improvements located on a Mortgaged Property are located in a special flood hazard area, a notification to the applicable Loan Party (a “Flood Notice”) and (if applicable) notification to the applicable Loan Party that flood insurance coverage under the Flood Laws is not available because the community in which the Mortgaged Property is located does not participate in the Flood Laws, and (C) if the Flood Notice is required to be given (x) documentation evidencing the applicable Loan Party’s receipt of the Flood Notice (e.g., a countersigned Flood Notice) and (y) evidence of flood insurance as required by Section 6.06;

(v) a PZR Zoning Report, or equivalent zoning report or municipal zoning letter, providing that the continued operation of the properties and assets as currently conducted conforms with all applicable zoning and building laws, rules or regulations or a zoning endorsement to the Lender’s title policy;

(vi) an opinion of local counsel in each state in which such Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as are reasonably customary in the state in which such Mortgaged Property is located and as the Administrative Agent may reasonably request with respect to the enforceability of the Mortgage and any related fixture filings, and in the state where the applicable Loan Party granting the Mortgage on said Mortgaged Properties is organized, an opinion regarding the due authorization, execution and delivery of such Mortgage as are reasonably customary in the jurisdiction where the applicable Loan Party granting the Mortgage is organized.

(b) In addition to the obligations set forth in clause (a) above, within forty-five (45) days after written notice from the Administrative Agent to the Parent Borrower that any Mortgaged Property which was not previously located in an area designated as a special flood hazard area has been redesignated as a special flood hazard area, the Loan Parties shall satisfy the flood insurance requirements of Section 6.06.

(c) From time to time, if the Administrative Agent reasonably determines that obtaining appraisals with respect to the Independence Facility or, in connection with or following the acquisition thereof, the 10X Facility or other Material Real Estate Asset, or any personal property located on any of the foregoing Material Real Estate Assets, is necessary in order for the Administrative Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, the Administrative Agent may, or may require the Parent Borrower to, in either case at the Parent Borrowers’ expense (provided that in no event shall the Parent Borrower be required to pay for more than one (1) appraisal per Material Real Estate Asset in any calendar year), obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Administrative Agent stating the then current fair market value of all or any portion of the personal property of any Loan Party and the fair market value or such other value as determined by the Administrative Agent (for example, replacement cost for purposes of flood insurance) of the Independence Facility or, following the acquisition thereof, the 10X Facility or other Material Real Estate Asset of any Loan Party.

(d) Notwithstanding the foregoing, the Administrative Agent shall not enter into or record any Mortgage until (1) the date that occurs 30 days after the Administrative Agent has delivered to the Lenders the documents specified in Section 6.17(a)(iv) and (2) the Administrative Agent shall have received written confirmation from each of the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed); provided that no Default or Event of Default shall occur due to the Administrative Agent not entering into or recording any Mortgage as a result of this clause (d).

ARTICLE VII

NEGATIVE COVENANTS

From and after the Effective Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall not have been paid in full (other than contingent indemnification obligations not yet due and payable, Cash Management Obligations and Secured Hedge Agreements or any Letter of Credit remaining outstanding (other than Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer)), the Borrowers shall not, nor shall they permit any of their Restricted Subsidiaries to:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Effective Date and, to the extent individually securing Indebtedness in excess of $10,000,000, set forth on Schedule 7.01(b) to the Disclosure Letter;

(c) Liens for Taxes, (i) which are not delinquent for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors, developers or other like Liens arising in the ordinary course of business (other than a Lien imposed under Section 430(k) of the Code or Section 303(k) of ERISA) (i) which secure amounts not overdue for a period of more than ninety (90) days or if more than ninety (90) days overdue, are unfiled (or, if, filed have been discharged or stayed) and no other action has been taken to enforce such Lien or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Borrower or any Restricted Subsidiary;

(f) Liens incurred in the ordinary course of business to secure (i) letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments and/or (ii) the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(g) easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, individually, do not in any case materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses and Liens on the property (including real property) covered thereby, in each case, (i) granted to others in the ordinary course of business which do not (1) materially interfere with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole or (2) secure any Indebtedness or (ii) between or among (1) the Parent Borrower or any Restricted Subsidiary and (2) Restricted Subsidiaries;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j), (n), (t) or (y) to be applied against the purchase price for such Investment, solely to the extent such Investment, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) consisting of an agreement to Dispose of any property in a Disposition;

(n) Liens in favor of the Parent Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(e) (provided that, solely with respect to Indebtedness required to be Subordinated Debt under Section 7.03(e), such Lien shall be subordinated to the Liens on the Collateral securing the Obligations to the same extent);

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03;

(p) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q) Liens, if any, arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(s) Liens, if any, arising from precautionary Uniform Commercial Code financing statement filings;

(t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u) (i) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent Borrower or any Restricted Subsidiary and (ii) all matters that are disclosed in any title insurance policies or surveys delivered pursuant to Section 6.17;

(v) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(x) ground leases in respect of real property on which facilities owned or leased by the Parent Borrower or any of its Restricted Subsidiaries are located;

(y) Liens on property of a Non-Loan Party securing Indebtedness or other obligations of such Non-Loan Party;

(z) Liens solely on any cash earnest money deposits made by the Parent Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(aa) Liens securing Indebtedness permitted pursuant to Section 7.03(t); provided that, such Liens may be either a Lien on the Collateral that is pari passu with the Lien securing the Obligations (but may not be secured by any assets that are not Collateral) or a Lien ranking junior to the Lien on the Collateral securing the Obligations and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into an Acceptable Intercreditor Agreement;

(bb) Liens securing Indebtedness permitted pursuant to Section 7.03(m);

(cc) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed, at the time of incurrence thereof, (I) prior to the Covenant Trigger Event, $100,000,000, and (II) from and after the Covenant Trigger Event, the greater of (x) 50% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 50% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis);

(dd) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(ee) Liens securing Indebtedness permitted pursuant to Section 7.03(v); provided that, (i) such Liens shall only secure the obligations secured on the date of the related Permitted Acquisition or other similar Investment (and any additions and accessions to such property and the proceeds and the products thereof and customary security deposits) and such liens shall not extend to any other property of the Borrowers and their Restricted Subsidiaries that is not after-acquired property (or additions and accessions to such property and the proceeds and the products thereof and customary security deposits) of the relevant acquired entities contemplated to be secured by such Indebtedness on the date of assumption thereof (and for the avoidance of doubt, no such after-acquired property shall be property of the Borrowers and their Restricted Subsidiaries in existence prior to such date of assumption) and (ii) to the extent such Liens are on the Collateral, the beneficiaries thereof (or an agent on their behalf) shall have entered into an Acceptable Intercreditor Agreement;

(ff) Liens securing Indebtedness permitted pursuant to Section 7.03(b);

(gg) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law;

(hh) Liens on receivables and related assets arising in connection with a Permitted Receivables Financing;

(ii) from and after the Covenant Trigger Event, other Liens securing Indebtedness permitted pursuant to Section 7.03 or other obligations not constituting Indebtedness; provided that (i) to the extent such Liens are on the Collateral, such Liens may be either a Lien that is pari passu with the Lien securing the Obligations or a Lien ranking junior to the Lien securing the Obligations and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into an Acceptable Intercreditor Agreement and (ii) the First Lien Leverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is not greater than 3.00:1.00 at the time of incurrence of such Liens; provided, further, that, solely for purposes of determining capacity to incur Liens pursuant to this clause (ii) and not for any other purpose under this Agreement, any obligations not constituting Indebtedness and that are secured by Liens incurred pursuant to this clause (ii) shall be deemed Indebtedness included in the calculation of Consolidated Total Debt for purposes of calculating the First Lien Leverage Ratio;

(jj) Liens on the Equity Interests of JV Entities securing financing arrangements for the benefit of the applicable JV Entity that are not otherwise prohibited under this Agreement;

(kk) Liens securing obligations in respect of Swap Contracts permitted by Section 7.02(aa);

(ll) [Reserved];

(mm) any condemnation or eminent domain proceedings affecting any real property;

(nn) [Reserved];

(oo) the rights reserved to or vested in any government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any Restricted Subsidiary or by a statutory provision, to terminate any such lease license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(pp) restrictive covenants entered into in the ordinary course of business affecting the use to which real property may be put and Liens or covenants entered into in the ordinary course of business restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put that does not materially interfere with the ordinary conduct of the business of the Parent Borrower or any Restricted Subsidiary; and

(qq) any Liens or other restrictions set forth in the Department of Defense Agreements which do not secure Indebtedness of the type described in clause (a) of the definition thereof.

With respect to any secured Indebtedness that was permitted to be secured at the time of the incurrence of such Indebtedness, the accrual of interest, fees and other obligations in respect thereof, the accretion of accreted value, the amortization of original issue discount and the payment of interest in the form of additional secured Indebtedness shall not be deemed to be an incurrence of a Lien for purposes of this Section 7.01.

Notwithstanding anything to the contrary in this Section 7.01, Section 7.01 shall not restrict the performance of any of the Department of Defense Agreements (as in effect on July 9, 2025) or the transactions contemplated thereby.

Section 7.02. Investments. Make any Investments, except:

(a) Investments by the Parent Borrower or a Restricted Subsidiary in assets that constituted Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, managers, partners and employees of the Borrowers or the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation, customary fringe benefits and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Parent Borrower (or any direct or indirect parent thereof) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed, at the time each such Investment is made, (I) prior to the Covenant Trigger Event, $10,000,000, and (II) from and after the Covenant Trigger Event, the greater of (x) 5.0% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 5.0% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis);

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing, or contribution, of IP Rights pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Non-Loan Party in any Loan Party, (iii) by any Non-Loan Party in any other Non-Loan Party and (iv) by any Loan Party in any Non-Loan Party; provided that the aggregate amount of such Investments in Non-Loan Parties pursuant to the foregoing clause (iv) shall not exceed in an aggregate amount, as valued at cost at the time each such Investment is made, (I) prior to the Covenant Trigger Event, $100,000,000, and (II) from and after the Covenant Trigger Event, the greater of (x) 50% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 50% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis) (excluding any Investments received in respect of, or consisting of, (A) the transfer or contribution of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary, (B) intercompany Investments made and liabilities incurred in the ordinary course of business in connection with cash management, Tax and/or accounting operations of the Parent Borrower or any of its Restricted Subsidiaries and (C) intercompany loans, advances or Indebtedness having a term not exceeding 364 days));

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes and Restricted Payments (other than, in each case, by reference to this Section 7.02(f)) permitted under Section 7.01, Section 7.03, Section 7.04 and Section 7.06, respectively;

(g) Investments existing on the Effective Date, and, to the extent any such Investment is in an aggregate amount in excess of $10,000,000, set forth on Schedule 7.02(g) to the Disclosure Letter, and any modification, replacement, renewal, reinvestment or extension of any such Investments; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Effective Date except (x) pursuant to the terms of such Investment as of the Effective Date (including in respect of any unused commitment), plus any accrued but unpaid interest and premium payable thereon and fees and expenses associated therewith, or (y) as otherwise permitted by this Section 7.02;

(h) [reserved];

(i) promissory notes and other noncash consideration received in connection with Dispositions;

(j) the purchase or other acquisition of property and/or assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Parent Borrower (including as a result of a merger or consolidation) (or, in the case of a purchase of property and/or assets, that such property and/or assets will be owned by Parent Borrower or a Restricted Subsidiary as a result thereof) (each, a “Permitted Acquisition”) and together with any Investments in Restricted Subsidiaries necessary to consummate a transaction otherwise permitted by this clause (j); provided that (i) except in the case of a Limited Condition Transaction (in which case, compliance with this clause (i) shall be determined in accordance with Section 1.09(a)), immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to any such purchase or other acquisition, the Parent Borrower shall be in compliance with the covenant in Section 6.15 and (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors, in each case in accordance with Section 6.10;

(k) Investments in connection with the Transactions;

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy, insolvency or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) Investments made with (a) proceeds received by or made to the Parent Borrower (or any direct or indirect parent thereof and contributed by such parent to the Parent Borrower) from any capital contributions or issuance of Qualified Equity Interests (or issuance of debt securities by the Parent Borrower or any of its Restricted Subsidiaries that have been converted into or exchanged for Qualified Equity Interests of the Parent Borrower or any direct or indirect parent thereof), (b) proceeds received by the Parent Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any JV Entity or Unrestricted Subsidiary, and/or (c) the proceeds of any cash dividends and/or other cash distributions received by the Parent Borrower or any Restricted Subsidiary from any JV Entity or Unrestricted Subsidiaries, in each case, following the Effective Date and, in each case, other than any such amounts that have been utilized to make Restricted Payments pursuant to Section 7.06(g) or to make payments pursuant to Section 7.08(a)(iv));

(o) advances of payroll payments to employees in the ordinary course of business;

(p) loans and advances to any direct or indirect parent of the Parent Borrower in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);

(q) Investments held by a Restricted Subsidiary acquired after the Effective Date or of a corporation or company merged into the Parent Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r) Guarantee Obligations of the Parent Borrower or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests;

(t) other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (I) prior to the Covenant Trigger Event, $250,000,000 and (II) from and after the Covenant Trigger Event, the greater of (x) 62.5% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 62.5% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis), in each case, in any fiscal year (with unused amounts in any fiscal year being carried over to the immediately succeeding fiscal year);

(u) Investments in JV Entities and Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (I) prior to the Covenant Trigger Event, $100,000,000, and (II) from and after the Covenant Trigger Event, the greater of (x) 50% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 50% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis); provided that in no event shall any Investment in an Unrestricted Subsidiary by the Borrower or any Restricted Subsidiary be made in reliance on any other basket in this Agreement other than this clause (u);

(v) Investments in connection with a Permitted Receivables Financing;

(w) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy or insolvency of either the Parent Borrower or any Restricted Subsidiary;

(x) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Investments were not incurred in contemplation of such redesignation;

(y) from and after the Covenant Trigger Event, other Investments; provided that, at the time of such Investment, (x) no Event of Default shall have occurred and be continuing and (y) the Total Leverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is not greater than the Total Leverage Ratio that is 0.25:1.00 lower than the Total Leverage Ratio required for compliance with the Total Leverage Ratio Covenant at such time;

(z) Investments made in connection with a Permitted Tax Restructuring; and

(aa) Investments in respect of the Parent Borrower’s or its Restricted Subsidiaries’ entry into (including any payments of premiums in connection therewith), performance of obligations under and the settlement or early unwind (whether according to their terms or otherwise) of any Swap Contract, any Permitted Call Spread Transaction or any Permitted Forward Agreement.

Notwithstanding anything to the contrary in this Section 7.02, Section 7.02 shall not restrict the performance of any of the Department of Defense Agreements (as in effect on July 9, 2025) or the transactions contemplated thereby.

Section 7.03. Indebtedness. Create, incur or assume any Indebtedness, except:

(a) Indebtedness of the Parent Borrower and any of its Subsidiaries under the Loan Documents;

(b) Indebtedness incurred or which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under Section 8.01(h);

(c) (i) Surviving Indebtedness, that, to the extent individually in a principal amount exceeding $10,000,000, is listed on Schedule 7.03(c) to the Disclosure Letter and (ii) any Permitted Refinancing of any of the foregoing;

(d) Guarantee Obligations of the Parent Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Parent Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that Non-Loan Parties may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Non-Loan Parties could not otherwise incur under this Section 7.03); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e) Indebtedness of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 3.02 of the Guaranty;

(f) (i) Attributable Indebtedness (including Indebtedness arising out of Permitted Sale Leasebacks) and other Indebtedness financing the acquisition construction, repair, replacement or improvement of fixed or capital assets in an aggregate outstanding principal amount not to exceed, at the time such Indebtedness is incurred, (I) prior to the Covenant Trigger Event, $100,000,000, and (II) from and after the Covenant Trigger Event, the greater of (x) 50% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 50% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis) and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i);

(g) Indebtedness of the Parent Borrower in respect of the Samarium Project Loan;

(h) (i) unsecured Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of (A) the cash proceeds from capital contributions or the issuance or sale of Qualified Equity Interests by the Parent Borrower actually received by the Parent Borrower or any Subsidiary from any such transaction after the Effective Date, and (B) the fair market value (as determined in good faith by the Parent Borrower) of Qualified Equity Interests issued by the Parent Borrower after the Effective Date in settlement, redemption, retirement, conversion or exchange of outstanding Permitted Convertible Indebtedness of the Parent Borrower or any Restricted Subsidiary, in each case, net of (x) direct costs and expenses incurred in connection therewith (including reasonable legal, accounting, underwriting, brokerage and investment banking fees and expenses) and (y) taxes paid or reasonably estimated to be payable as a result of such transaction; and (ii) any Permitted Refinancing of Indebtedness incurred under the foregoing clause (h)(i);

(i) Indebtedness representing deferred compensation to employees of the Parent Borrower (or any direct or indirect parent of the Parent Borrower) and its Restricted Subsidiaries incurred in the ordinary course of business;

(j) Any Indebtedness to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent Borrower (or any direct or indirect parent thereof) permitted by Section 7.06(f);

(k) Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries in the Transactions, a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Parent Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting corporate credit cards, services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case incurred in the ordinary course;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(r) from and after the Covenant Trigger Event (i) other Indebtedness of the Parent Borrower or any Restricted Subsidiary in an unlimited amount, so long as, at the time such Indebtedness is incurred, the Total Leverage Ratio (calculated on a Pro Forma Basis but excluding the cash proceeds therefrom) as of the last day of the most recently ended Test Period is not greater than the Total Leverage Ratio required for compliance with the Total Leverage Ratio Covenant (without giving effect to any Leverage Increase Period unless such Indebtedness is incurred to finance the Material Acquisition which permitted such Leverage Increase Period) (provided that, with respect to all Indebtedness of this clause (r), (1) such Indebtedness shall not mature prior to the date that is ninety one (91) days after the Maturity Date of the Revolving Credit Loans or any then-existing Term Loans (but may have a springing maturity date consistent with the Revolving Credit Facility) or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of any then-existing Term Loans or the Revolving Credit Loans, plus ninety one (91) days; provided that the foregoing requirements of this clause (1) shall not apply to any Inside Maturity Debt, any Qualifying Bridge Facility and any customary “term A” loans that are provided by commercial banks, (2) such Indebtedness shall not have mandatory prepayment, redemption or offer to purchase events more onerous than those applicable to any then-existing Term Loans; provided that the foregoing requirements of this clause (2) shall not apply to any Inside Maturity Debt, any Qualifying Bridge Facility, any customary “term A” loans that are provided by commercial banks and any Permitted Convertible Indebtedness, (3) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance of such Indebtedness (as reasonably determined by the Parent Borrower in good faith), (4) such Indebtedness that is secured by a Lien on Collateral shall be subject to an Acceptable Intercreditor Agreement, (5) if such Indebtedness is secured, the First Lien Leverage Ratio (calculated on a Pro Forma Basis but excluding the cash proceeds therefrom) as of the last day of the most recently ended Test Period on or prior to the incurrence of such Indebtedness is not greater than 3.00 to 1.00 and (6) the maximum aggregate outstanding principal amount of Indebtedness that may be incurred pursuant to this Section 7.03(r) by Non-Loan Parties shall not exceed, at the time such Indebtedness is incurred, the greater of (x) 30% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 30% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis)) (such Indebtedness incurred pursuant to this clause (r) being referred to as “Ratio Debt”); and (ii) any Permitted Refinancing of Indebtedness incurred under the foregoing clause (r)(i);

(s) (i) Indebtedness incurred by a Non-Loan Party, and guarantees thereof by a Non-Loan Party, in an aggregate outstanding principal amount not to exceed, at the time such Indebtedness or guarantee is incurred, (I) prior to the Covenant Trigger Event, $100,000,000, and (II) from and after the Covenant Trigger Event, the greater of (x) 50% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 50% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis); and (ii) any Permitted Refinancing of Indebtedness incurred under the foregoing clause (s)(i);

(t) (i) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) incurred by the Borrowers to the extent that the Borrowers shall have been permitted to incur such Indebtedness pursuant to, and such Indebtedness shall be deemed to be incurred in reliance on, Section 2.14; provided that (A) upon the effectiveness of such Indebtedness, except in connection with a Limited Condition Transaction (in which case no Specified Event of Default shall have occurred and is continuing or would result therefrom after giving effect to such Limited Condition Transaction and the funding of such Indebtedness), no Default or Event of Default has occurred and is continuing or shall result therefrom, (B) such Indebtedness shall not mature earlier than the Maturity Date of the Revolving Credit Facility (if such Indebtedness is incurred in lieu of Revolving Commitments) or any then-existing Term Loans (if such Indebtedness is incurred in lieu of Incremental Term Loans), as applicable; provided that the foregoing requirements of this clause (B) shall not apply to any Inside Maturity Debt, any Qualifying Bridge Facility and any customary “term A” loans that are provided by commercial banks, (C) as of the date of the incurrence of such Indebtedness, the Weighted

Average Life to Maturity of such Indebtedness shall not be shorter than that of any then-existing Term Loans or the Revolving Credit Loans, as applicable; provided that the foregoing requirements of this clause (C) shall not apply to any Inside Maturity Debt, any Qualifying Bridge Facility and any customary “term A” loans that are provided by commercial banks, (D) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations and (E) the other terms and conditions of such Indebtedness (excluding pricing, optional prepayment or redemption terms) reflect market terms on the date of incurrence or issuance of such Indebtedness (as reasonably determined by the Parent Borrower in good faith), (such Indebtedness incurred pursuant to this clause (t) being referred to as “Incremental Equivalent Debt”) and (ii) any Permitted Refinancing of Indebtedness incurred under the foregoing clause (t)(i);

(u) (i) prior to the Covenant Trigger Event, additional unsecured Indebtedness in an aggregate outstanding principal amount not to exceed, at the time such Indebtedness is incurred, $300,000,000 and (ii) from and after the Covenant Trigger Event, additional Indebtedness in an aggregate outstanding principal amount not to exceed, at the time such Indebtedness is incurred, the greater of (x) 62.5% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 62.5% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis);

(v) (i) Indebtedness assumed in connection with a Permitted Acquisition or other similar Investment not prohibited hereunder and not created in contemplation thereof, so long as, if such Indebtedness is secured, any Liens securing such Indebtedness only secure those obligations that existed on the date such Permitted Acquisition or similar Investment and such Liens do not extend to any other property of the Parent Borrower and its Restricted Subsidiaries; and (ii) any Permitted Refinancing of Indebtedness incurred under the foregoing clause (v)(i);

(w) any obligation, or guaranty of any obligation, of the Parent Borrower or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Parent Borrower or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(x) Indebtedness with respect to any Permitted Receivables Financing;

(y) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Parent Borrower and its Subsidiaries;

(z) [reserved];

(aa) any Permitted Convertible Indebtedness (other than the Existing Convertible Notes) so long as a majority of the proceeds thereof are applied to repay or repurchase Existing Convertible Notes or other Permitted Convertible Indebtedness or so long as such Permitted Convertible Indebtedness is on market terms for Permitted Convertible Indebtedness (as determined in good faith by the Parent Borrower); and

(bb) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (aa) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (bb) above, the Borrowers may, in their sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

The accrual of interest, the accretion of accreted value, the amortization of original issue discount and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04. Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate (i) with the Parent Borrower (provided that the resulting entity shall succeed as a matter of law to all of the Obligations of the Parent Borrower), (ii) with any one or more other Subsidiaries (provided that (x) a Restricted Subsidiary shall be a continuing or surviving person, as applicable, and (y) when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Subsidiary, a Loan Party shall be a continuing or surviving Person, as applicable, or the resulting entity shall succeed as a matter of law to all of the Obligations of such Loan Party (including, without limitation, as a Borrower, as applicable)) and (iii) in order to consummate a Permitted Tax Restructuring;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) (A) any Restricted Subsidiary may liquidate, dissolve or wind up, or (B) any Restricted Subsidiary may change its legal form, in each case, if the Borrowers determine in good faith that such action is in the best interests of the Parent Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and (iii) the Borrowers may change their legal form if they determine in good faith that such action is in the best interests of the Parent Borrower and its Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;

(d) so long as no Event of Default exists or would result therefrom, any Borrower may merge or amalgamate with any other Person (1) in a transaction in which such Borrower is the continuing or surviving entity of such transaction or (2) in a transaction in which such other Person is the surviving or continuing entity of such transaction (such person, the “Successor Borrower”); provided that, in the case of this clause (2), (i) such Successor Borrower is organized under the laws of the United States, any state thereof or the District of Columbia; (ii) such Successor Borrower shall assume the Obligations of such Borrower under the Loan Documents; (iii) each Guarantor shall have confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under the Loan Documents; (iv) each Guarantor shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents; (v) [reserved]; (vi) such Borrower shall have delivered information reasonably requested in writing by the Administrative Agent (or any Lender through the Administrative Agent) reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent required by 31 C.F.R. § 1010.230, a certification of the Parent Borrower regarding beneficial ownership and (vii) such Borrower shall have delivered of an officer’s certificate certifying the compliance with the foregoing; and

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied or will comply with the requirements of Section 6.10 within the time periods specified thereby.

Notwithstanding anything herein to the contrary, the Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, transfer (including by sale, contribution or exclusive license) to any Non-Loan Party any Critical Assets; provided that the foregoing shall not be deemed or interpreted to restrict any Non-Loan Party from (i) holding (a) any exclusive license to such Critical Assets granted to such Non-Loan Party for a legitimate business purpose that is only exclusive with respect to a particular type or field (or types of fields) of usage or a certain territory or group of territories or (b) any non-exclusive license of Critical Assets to such Non-Loan Party for a legitimate business purpose, in each case, that does not effectively result in the transfer of beneficial ownership of such Critical Assets or (ii) developing Critical Assets or acquiring Critical Assets from an unaffiliated third party.

Notwithstanding anything to the contrary in this Section 7.04, Section 7.04 shall not restrict the performance of any of the Department of Defense Agreements (as in effect on July 9, 2025) or the transactions contemplated thereby.

Section 7.05. [Reserved].

Section 7.06. Restricted Payments. Declare or make any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Parent Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Parent Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) the Parent Borrower may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Parent Borrower may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests (to the extent not utilized in connection with any other transactions permitted pursuant to Section 7.02, Section 7.03, Section 7.06 or Section 7.08);

(c) Restricted Payments made on or after the Effective Date in connection with the Transactions, including the fees and expenses associated therewith;

(d) to the extent constituting Restricted Payments, the Parent Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, Section 7.04 or Section 7.07 (excluding Section 7.07(l));

(e) (i) repurchases of Equity Interests in the ordinary course of business in the Parent Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) payments made or expected to be made by the Parent Borrower or any Restricted Subsidiary in respect of withholding or similar Taxes payable or expected to be payable by any future, present or former employee, director, officer, manager, consultant or independent contractor of the Parent Borrower or any Restricted Subsidiary (or their respective Affiliates, management investment vehicles, estates, descendants, family members, spouses and former spouses and any trusts, limited liability companies, corporations, partnerships or other entities for the benefit of, or controlled by, any of the foregoing) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests (including, without limitation, restricted stock units) of the Parent Borrower (or any direct or indirect parent company of the Parent Borrower);

(f) [reserved];

(g) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments with (a) proceeds received by or made to the Parent Borrower (or any direct or indirect parent thereof and contributed by such parent to the Parent Borrower) from any capital contributions or issuance of Qualified Equity Interests (or issuance of debt securities by the Parent Borrower or any of its Restricted Subsidiaries that have been converted into or exchanged for Qualified Equity Interests of the Parent Borrower or any direct or indirect parent thereof), (b) proceeds received by the Parent Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any JV Entity or Unrestricted Subsidiary, and/or (c) the proceeds of any cash dividends and/or other cash distributions received by the Parent Borrower or any Restricted Subsidiary from any JV Entity or Unrestricted Subsidiaries, in each case, following the Effective Date and, in each case, other than any such amounts that have been utilized to make Investments pursuant to Section 7.02(n) or to make payments pursuant to Section 7.08(a)(iv) (provided that (x) at the time of any such prepayment, redemption, purchase, defeasance and other payment, no Specified Event of Default shall have occurred and be continuing or would result therefrom and (y) on a Pro Forma Basis the Parent Borrower would be able to incur $1.00 pursuant to Section 7.03(r)(i));

(h) the Parent Borrower or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (it being understood that a distribution pursuant to this Section 7.06(h) shall be deemed to have utilized capacity under such other provision of this Agreement);

(i) the Parent Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof, or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j) so long as no Specified Event of Default has occurred and is continuing, the Parent Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed, at the time of such Restricted Payment, (I) prior to the Covenant Trigger Event, $75,000,000 and (II) from and after the Covenant Trigger Event, the greater of (x) 20% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 20% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis), in each case, in any fiscal year (with unused amounts in any fiscal year being carried over to the immediately succeeding fiscal year);

(k) so long as no Specified Event of Default has occurred and is continuing, the Parent Borrower or any Restricted Subsidiary may repurchase Equity Interests pursuant to any stock repurchase or similar agreement (including any accelerated share repurchase or other structured share repurchase agreement) approved by the board of directors (or appropriate equivalent committee thereof) of the Parent Borrower; provided that the aggregate amount of such payments shall not exceed (I) prior to the Covenant Trigger Event, $75,000,000 and (II) from and after the Covenant Trigger Event, the greater of (x) 100% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 100% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis), in each case, in any fiscal year (with unused amounts in any fiscal year being carried over to the immediately succeeding fiscal year);

(l) [reserved];

(m) [reserved]; and

(n) from and after the Covenant Trigger Event, the Parent Borrower or any Restricted Subsidiary may make additional Restricted Payments; provided that, at the time of such Restricted Payment, (i) no Event of Default has occurred and is continuing and (ii) the Total Leverage Ratio of the Parent Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than the Total Leverage Ratio that is 0.50:1.00 lower than the Total Leverage Ratio required for compliance with the Total Leverage Ratio Covenant (without giving effect to any Leverage Increase Period thereunder).

Section 7.07. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower with a fair market value in excess of $100,000,000 for any individual transaction, whether or not in the ordinary course of business, other than:

(a) transactions between or among (i) the Parent Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction and (ii) Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms not less favorable to the Parent Borrower or such Restricted Subsidiary as would be obtainable by the Parent Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) (i) the Transactions and the payment of fees and expenses related to the Transactions;

(d) the issuance of Equity Interests to any officer, director, manager, employee or consultant of the Parent Borrower or any of its Subsidiaries or any direct or indirect parent of the Parent Borrower in connection with the Transaction;

(e) the issuance of Qualified Equity Interests to any Person;

(f) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Parent Borrower or any Restricted Subsidiary permitted under Section 7.06;

(g) loans and other transactions by and among the Parent Borrower and/or one or more Subsidiaries to the extent permitted under this Article VII;

(h) employment and severance arrangements between the Parent Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock-based compensation plans and employee benefit plans and arrangements;

(i) [reserved];

(j) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Parent Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Parent Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries;

(k) transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 7.07 to the Disclosure Letter, or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(l) dividends and other Restricted Payments permitted under Section 7.06;

(m) [reserved];

(n) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such transactions were not entered into in contemplation of such redesignation;

(o) Dispositions for cash or Cash Equivalents (other than in connection with the capitalization of any special purpose entity used to effect any such Permitted Receivables Financing) of accounts receivable in connection with any Permitted Receivables Financing; and

(p) transactions in connection with Permitted Tax Restructurings.

Section 7.08. Prepayments, Etc., of Subordinated Debt.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to one year before the scheduled maturity thereof in any manner any Subordinated Debt (it being understood that payments of regularly scheduled interest, AHYDO payments and mandatory prepayments under any such Subordinated Debt Documents shall not be prohibited by this clause), except for (i) the refinancing thereof with, or the exchange thereof for, of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or any of its direct or indirect parents and the payment of cash in lieu of fractional shares in connection therewith, (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount not to exceed, at the time of such prepayments, redemptions, purchases, defeasances or other payments, (I) prior to the Covenant Trigger Event, $75,000,000 and (II) from and after the Covenant Trigger Event, the greater of (x) 20% of Consolidated EBITDA as of the Covenant Trigger Event and (y) 20% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis), (iv) payments made with (a) proceeds received by or made to the Parent Borrower (or any direct or indirect parent thereof and contributed by such parent to the Parent Borrower) from any capital contributions or issuance of Qualified Equity Interests (or issuance of debt securities by the Parent Borrower or any of its Restricted Subsidiaries that have been converted into or exchanged for Qualified Equity Interests of the Parent Borrower or any direct or indirect parent thereof), (b) proceeds received by the Parent Borrower or any Restricted

Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any JV Entity or Unrestricted Subsidiary, and/or (c) the proceeds of any cash dividends and/or other cash distributions received by the Parent Borrower or any Restricted Subsidiary from any JV Entity or Unrestricted Subsidiaries, in each case, following the Effective Date and, in each case, other than any such amounts that have been utilized to make Restricted Payments pursuant to Section 7.06(g) or Investments pursuant to Section 7.02(n) (provided that (x) at the time of any such prepayment, redemption, purchase, defeasance and other payment, no Specified Event of Default shall have occurred and be continuing or would result therefrom and (y) on a Pro Forma Basis the Parent Borrower would be able to incur $1.00 pursuant to Section 7.03(r)(i)), (v) payments expressly permitted pursuant to the applicable subordination agreement or intercreditor agreement to which the Administrative Agent is a party or otherwise approves, and (vi) from and after the Covenant Trigger Event, other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity (provided that, at the time of such prepayments, redemptions, purchases, defeasances or other payments, (x) no Event of Default has occurred and is continuing and (y) the Total Leverage Ratio of the Parent Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than the Total Leverage Ratio that is 0.50:1.00 lower than the Total Leverage Ratio required for compliance with the Total Leverage Ratio Covenant (without giving effect to any Leverage Increase Period thereunder)).

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Subordinated Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted pursuant to the applicable subordination agreement or intercreditor agreement to which the Administrative Agent is a party or otherwise approves.

Section 7.09. Fiscal Year. Change its fiscal year; provided that, upon at least 5 Business Days’ prior written notice (or such shorter notice as is agreed by the Administrative Agent in its sole discretion), the Parent Borrower or any Subsidiary shall be permitted to change its fiscal year to any other fiscal year, and, in connection therewith, the Parent Borrower and the Administrative Agent shall make, and the Lenders hereby authorize the Administrative Agent to make, any adjustments to this Agreement and the other Loan Documents that are necessary to reflect such change in fiscal year.

Section 7.10. Subsidiary Distributions. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (A) any Laws, (B) any Loan Document or (C) any of the Department of Defense Agreements;

(b) restrictions and conditions existing on the Effective Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such extension, renewal, amendment, modification or replacement expands the scope of any such restriction or condition;

(c) customary restrictions and conditions arising in connection with any Disposition or contained in any asset purchase agreement, stock purchase agreement, merger agreement or similar acquisition agreement to which Parent Borrower or any Restricted Subsidiary is a party pending consummation of the transaction contemplated thereby;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Parent Borrower or any other Restricted Subsidiary;

(g) any restrictions or conditions in any Indebtedness permitted pursuant to Section 7.03 or by the definitions of “Refinancing Term Loans” and “Refinancing Revolving Commitments” hereof to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents, taken as a whole, or, in the case of Subordinated Debt, are market terms at the time of issuance (as determined in good faith by the Parent Borrower) or, in the case of Indebtedness of any Non-Loan Party, are imposed solely on such Non-Loan Party and its Subsidiaries;

(h) any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business;

(i) customary provisions in shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to any JV Entity or non-Wholly Owned Restricted Subsidiary and other similar agreements applicable to JV Entities and non- Wholly Owned Restricted Subsidiaries permitted under Section 7.02 and applicable solely to such JV Entity or non-Wholly Owned Restricted Subsidiary and the Equity Interests issued thereby;

(j) customary restrictions in leases, subleases, licenses or asset sale agreements and other similar contracts otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(k) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Parent Borrower, so long as the Parent Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Parent Borrower and its Subsidiaries to meet their ongoing obligation; and

(m) restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Parent Borrower, no more restrictive with respect to the Borrowers or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as the Parent Borrower shall have determined in good faith that such restrictions will not adversely affect in any material respect its obligation or ability to make any payments required hereunder.

Section 7.11. Financial Covenants.

(a) Minimum Liquidity. Permit the aggregate amount of unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, as of the end of any Test Period occurring after the Effective Date and prior to the Covenant Trigger Event, to be less than $500,000,000 (the covenant set forth in this Section 7.11(a) being, the “Minimum Liquidity Covenant”).

(b) Total Leverage Ratio. Permit the Total Leverage Ratio, as of the end of any Test Period (commencing with the first fiscal quarter to end after the Covenant Trigger Event), to be greater than 4.00:1.00; provided that, upon the consummation of a Material Acquisition, for each of the four fiscal quarters of the Parent Borrower immediately following the consummation of such Material Acquisition (including the fiscal quarter of the Parent Borrower in which such Material Acquisition was consummated), the ratio set forth above shall be increased by 0.50:1.00 (such period, the “Leverage Increase Period”); provided, further, that (i) there shall be no more than three (3) Leverage Increase Periods, (ii) for at least two fiscal quarters of the Parent Borrower immediately following each Leverage Increase Period, the Total Leverage Ratio as of the end of such fiscal quarters shall not be greater than 4.00:1.00 prior to giving effect to another Leverage Increase Period and (iii) after the consummation of a Material Acquisition, each Leverage Increase Period shall only apply with respect to the following (and not for any other purpose): (A) the calculation of the Total Leverage Ratio as of the end of any fiscal quarter of the Parent Borrower for purposes of determining compliance with the Total Leverage Ratio Covenant; (B) the calculation required by Section 2.14(a)(iii) for the purpose of determining the permissibility of the incurrence of any Incremental Facility (including any Incremental Equivalent Debt), the proceeds of which will be used to finance all or a portion of the consideration for the Material Acquisition triggering such Leverage Increase Period (it being understood and agreed that (1) if such Material Acquisition is a Limited Condition Transaction, such calculation may be made as of the LCT Test Date with respect to such Limited Condition Transaction and (2) the Leverage Increase Period shall only apply for purposes of the calculation referenced in this clause (B) and not for any other purpose, unless and until such Material Acquisition is consummated (after which time the Leverage Increase Period shall only apply for the purposes otherwise set forth in this proviso); (C) the calculation required by Section 7.02(y) for the purpose of determining the permissibility of the making of the Investments as specified therein; (D) the calculation required by Section 7.06(n) for the purpose of determining the permissibility of the making of any Restricted Payments as specified therein and (E) the calculation required in Section 7.03(r)(i) for the purpose of determining the permissibility of the incurrence of any Indebtedness the proceeds of which will be used to finance all or a portion of the consideration for the Material Acquisition triggering such Leverage Increase Period (it being understood and agreed that (1) if such Material Acquisition is a Limited Condition Transaction, such calculation may be made as of the LCT Test Date with respect to such Limited Condition Transaction and (2) the Leverage Increase Period shall only apply for purposes of the calculation referenced in this clause (E) and not for any other purpose, unless and until such Material Acquisition is consummated (after which time the Leverage Increase Period shall only apply for the purposes otherwise set forth in this proviso) (the covenant set forth in this Section 7.11(b) being, the “Total Leverage Ratio Covenant”).

(c) Cash Interest Expense Coverage Ratio. Permit the Cash Interest Expense Coverage Ratio, as of the end of any Test Period (commencing with the first fiscal quarter to end after the Covenant Trigger Event), to be less than 3.00 to 1.00 (the covenant set forth in this Section 7.11(c) being, the “Cash Interest Expense Coverage Ratio Covenant”).

Section 7.12. Outbound Investment Rules. The Parent Borrower will not, and will not permit any of its subsidiaries to engage in any activity that would cause the Administrative Agent to be in violation of the Outbound Investment Rules or cause the Administrative Agent to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 7.13. Sanctions, Export Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws. Use any part of the proceeds of any Borrowing or Letter of Credit, directly or knowingly indirectly, or make such proceeds available to any Person, (a) to fund, finance, or facilitate any activities or dealings of or with any Sanctioned Person, or in any Sanctioned Jurisdiction; (b) in any manner that would constitute or give rise to a violation of any Sanctions Laws and Regulations or Export Laws by any party hereto or (c) in violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Parent Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or Section 6.04 (solely with respect to the Parent Borrower) or Article VII; provided that an Event of Default arising from a failure to comply with Section 6.03(a) shall be deemed to be no longer continuing automatically upon and simultaneously with the underlying Default ceasing to be continuing so long as the Parent Borrower has provided notice to the Administrative Agent promptly after a Responsible Officer obtains knowledge of such underlying Default; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrowers of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after receipt by the Borrowers of written notice thereof by the Administrative Agent or the Required Lenders; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount equal to or exceeding the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than any event requiring prepayment pursuant to customary asset sale events, insurance and condemnation proceeds events, change of control offers events and excess cash flow and indebtedness sweeps), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (B) any repurchase, prepayment, defeasance, redemption, conversion or settlement with respect to any Permitted Convertible Indebtedness, including the Existing Convertible Notes or any Permitted Refinancing Indebtedness in respect thereof, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to its terms unless such repurchase, prepayment, defeasance, redemption, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default; provided, further, that (x) such failure or breach is unremedied and is not waived by the required holders of such Indebtedness and (y) for the avoidance of doubt, any event or condition set forth under this paragraph (e) shall not, until the expiration of any applicable grace period or the delivery of notice by the applicable holder or holders of such Indebtedness, constitute a Default or an Event of Default for purposes of this Agreement; or

(f) Insolvency Proceedings, Etc. Except with respect to any dissolution or liquidation of a Restricted Subsidiary expressly permitted by Section 7.04, any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Collateral Documents. Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04) or solely as a result of the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under any collateral document or a Uniform Commercial Code continuation statement not having been filed in a timely manner or the satisfaction in full of all the Obligations (other than contingent indemnification obligations not yet due, Secured Hedge Agreements, Cash Management Obligations, and Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer), ceases to be in full force and effect or ceases to create a valid and perfected lien, with the priority set forth in the Collateral and Guarantee Requirement, on a material portion of the Collateral covered thereby; or any Loan Party contests in writing the validity or enforceability of any material provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations not yet due, Secured Hedge Agreements, Cash Management Obligations, and Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document; or

(j) Invalidity of Guarantees. Any Guarantee, after its execution and delivery, provided by the Parent Borrower or any other Guarantor that is a Material Subsidiary, or any material provision thereof, ceases to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party denies or disaffirms in writing any such Guarantor’s material obligations under its Guarantee (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations not yet due, Secured Hedge Agreements, Cash Management Obligations, and Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer) and terminations of the Commitments); or

(k) Change of Control. There occurs any Change of Control; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or an ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(m) Department of Defense Agreements.

(i) (1) Any Loan Party or any Restricted Subsidiary fails to make any payment beyond the applicable grace period with respect thereto, if any, in respect of any Department of Defense Agreement or (2) any event occurs which permits (x) a payment obligation of the Department of Defense to any Loan Party or any Restricted Subsidiary to be suspended or to no longer be performed or required, or (y) the release (whether permanent or temporary) from such payment obligations of the Department of Defense, and, in each case of this clause (i), such failure continues for sixty (60) days (with such grace period, in the case of clause (i)(2), commencing on the date such payment obligation is no longer required to be performed or required or is released); provided that such grace period shall be automatically extended by thirty (30) days upon the Parent Borrower’s delivery to the Administrative Agent of a certificate from a Responsible Officer, on the date such initial grace period expires, confirming that the amount of all unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis is not less than 125% of the aggregate Revolving Credit Commitments on such date; or

(ii) Any default occurs (after giving effect to the applicable grace or cure period with respect thereto, if any) under any Department of Defense Agreement, other than those set forth in clause (i) above, the effect of which default is to permit the applicable counterparty to terminate the applicable Department of Defense Agreement as a direct result of such default; or

(iii) Any of the Department of Defense Agreements, after its execution and delivery, or any material provision thereof, ceases to be in full force and effect (other than upon completion of performance) or any party thereto denies or disaffirms in writing any such party’s material obligations thereunder (other than upon completion of performance).

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) or (g) with respect to the Parent Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Parent Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary, in each case, as of the end of the most recently ended Test Period on or prior to such event or circumstance, together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, in each case, as of the end of the most recently ended Test Period on or prior to such event or circumstance, shall exceed 5% of the Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries as of the end of the most recently ended Test Period on or prior to such event or circumstance.

Section 8.04. Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to any applicable intercreditor agreement entered into by the Agents pursuant to this Agreement that is then in effect, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, Cash Management Obligations, and obligations under Secured Hedge Agreements, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest Cash Management Obligations, and obligations under Secured Hedge Agreements) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Unreimbursed Amounts, face amounts of the L/C Borrowings, Swap Termination Value under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers.

Section 8.05. [Reserved].

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authorization of Agents.

(a) Each Lender and L/C Issuer hereby irrevocably appoints, designates and authorizes the entity named as Administrative Agent in the heading of this Agreement to serve as the administrative agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Persons” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Each of the Lenders (in its capacities as a Lender, L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the entity named as Collateral Agent in the heading of this Agreement to act as the collateral agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

Section 9.02. Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent or Collateral Agent, as applicable, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and Collateral Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03. Liability of Agents. No Agent-Related Person or Lead Arranger shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Lead Arranger (except for its own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) have any duty or responsibility to disclose or be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Agent, Lead Arranger or any of their related parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, (c) be responsible in any manner to any Lender or participant for or have any duty to ascertain or inquire into any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Lead Arranger, the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the validity, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, the value or sufficiency of any Collateral or the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder or (d) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; further, without limiting the generality of the foregoing clause (d), no Agent-Related Person or Lead Arranger shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. No Agent-Related Person or Lead Arranger shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent or Lead Arranger shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. No Agent or Lead Arranger shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or in the absence of its own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein.

Section 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. (a) Each Lender acknowledges that no Agent-Related Person or Lead Arranger has made any representation or warranty to it, and that no act by any Agent or Lead Arranger hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person or Lead Arranger to any Lender as to any matter, including whether Agent-Related Persons or Lead Arrangers have disclosed material information in their possession. Each Lender represents to each Agent and Lead Arranger that it has, independently and without reliance upon any Agent-Related Person or Lead Arranger and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or Lead Arranger and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties.

(b) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties and their Subsidiaries) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such JPMorgan Chase Bank, N.A.’s role as administrative agent hereunder. Except for information in notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or in any other Loan Document, the Lenders acknowledge that neither JPMorgan Chase Bank, N.A nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party but in each case, subject to the provisions of Section 10.08.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers; provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08. Agents in Their Individual Capacities. JPMorgan Chase Bank, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMorgan Chase Bank, N.A. were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMorgan Chase Bank, N.A. or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include JPMorgan Chase Bank, N.A. in its individual capacity.

Section 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent and Collateral Agent upon thirty (30) days’ notice to the Lenders and the Borrowers. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Borrowers at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrowers shall not be unreasonably withheld or delayed). If, at the time that the Administrative Agent’s resignation is effective, it is acting as an L/C Issuer, such resignation shall also operate to effectuate its resignation as L/C Issuer, and it shall automatically be relieved of any further obligation to issue Letters of Credit. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Collateral Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be (and the term “Collateral Agent” shall mean such successor collateral agent, as described in this Section 9.09 and/or supplemental agent, as described in Section 9.02), and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent and Collateral Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent and Collateral Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent and Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent and Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.01), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be canceled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree, for the benefit of the Administrative Agent, the Collateral Agent, the Parent Borrower and each of its Subsidiaries:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) Obligations in respect of any Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations and other contingent obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer), (ii) at the time the property subject to such Lien is transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than any other Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) or (d) below or (v) if the property subject to such Lien becomes Excluded Property;

(b) that the Administrative Agent and the Collateral Agent are authorized and directed to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(i) and (o);

(c) if any Subsidiary Guarantor (other than a Borrower) ceases to be a Restricted Subsidiary, or becomes an Excluded Subsidiary, in each case, as a result of a transaction or designation permitted hereunder (as certified in writing delivered to the Administrative Agent and the Collateral Agent by a Responsible Officer of the Parent Borrower), (x) such Subsidiary shall be automatically released from its obligations under the Guaranty and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary (to the extent such Equity Interests have become Excluded Property or are being transferred to a Person that is not a Loan Party) shall be automatically released; provided that if such Subsidiary Guarantor becomes an Excluded Subsidiary as a result of clause (h) of the definition thereof, such Person shall only be released under the Guaranty to the extent that at the time such Guarantor ceases to be a Wholly

Owned Restricted Subsidiary such Guarantor ceased to be a Wholly Owned Subsidiary as a result of a joint venture or other strategic transaction permitted hereunder, provided that (i) no Event of Default shall have occurred and be continuing, or result therefrom, (ii) after giving pro forma effect to such release and the consummation of the relevant transaction, if the Parent Borrower or a Restricted Subsidiary would own any Equity Interests issued by such Person, then the Parent Borrower or such Restricted Subsidiary, as applicable, shall be deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 7.02 and (iii) such Disposition is a good faith Disposition for fair market value (as determined by the Parent Borrower in good faith) and for a bona fide business purpose (as determined by the Parent Borrower in good faith);

(d) a Borrower (other than the Parent Borrower) ceases to be a Restricted Subsidiary, as a result of a transaction or designation permitted hereunder (as certified in writing delivered to the Administrative Agent by a Responsible Officer of the Parent Borrower), upon written request of the Parent Borrower, such Borrower shall cease to be a Borrower under this Agreement and any Liens granted by such Borrower shall be released; provided that the Parent Borrower shall have expressly assumed all obligations of such Borrower under this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11; provided that a failure to obtain such confirmation will not prevent any release otherwise permitted. In each case as specified in this Section 9.11, the Administrative Agent and the Collateral Agent will promptly (and each Lender irrevocably authorizes and directs the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11. Prior to releasing or subordinating its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty or any Borrower as a Borrower pursuant to this Section 9.11, the Administrative Agent and/or the Collateral Agent shall be entitled to receive a certificate of a Responsible Officer of the Parent Borrower stating that such actions are permitted under this Agreement. Neither the Administrative Agent nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such certificate of a Responsible Officer of the Parent Borrower.

The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.11 or in any of the Collateral Documents.

Section 9.12. Other Agents; Arrangers and Managers. None of the Lenders, the Agents, the Lead Arrangers or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger and bookrunner”, “co-arranger”, “global coordinator”, “co-syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14. Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, and shall make payable in respect thereof within ten (10) days after demand therefore including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or from any other sources against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (1) the term “Lender” shall, for purposes of this Section 9.14, include any L/C Issuer and “applicable Law” includes FATCA and (2) this Section 9.14 shall not limit or expand the obligations of the Borrowers or any Guarantor under Section 3.01 or any other provision of this Agreement.

Section 9.15. Cash Management Obligations; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guarantee or other Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or other Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or an Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank.

Section 9.16. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any L/C Issuer (the “Lender Recipient Party”), whether or not in respect of an Obligation due and owing by the Borrowers at such time, which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount. For the avoidance of doubt, no Loan Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 9.16 in respect of any Rescindable Amount.

Section 9.17. Posting of Communications. (a) Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, each of the L/C Issuers and the Parent Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Parent Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

(b) THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE

PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through an Platform.

(c) Each Lender and each L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and L/C Issuer agrees (1) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or L/C Issuer (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (2) that the foregoing notice may be sent to such email address.

(d) Each of the Lenders, each of the L/C Issuers and the Parent Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any L/C Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.18. Borrower Communications. (a) The Administrative Agent, the Lenders and the L/C Issuers agree that the Parent Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the L/C Issuers and the Parent Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Parent Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Committed Loan Notice, interest election request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Parent Borrower or any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(a) Each of the Lenders, each of the L/C Issuers and the Parent Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(b) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, acknowledged by the Administrative Agent (not to be unreasonably withheld or delayed) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate of interest or fees; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or change any provision of Section 2.13 or Section 8.04 that would alter the pro rata sharing or the order of payments, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(f) release all or substantially all of the value of the Guarantees in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 shall not be subject to this clause (f) to the extent such transaction does not result in the release of all or substantially all of the Guarantees;

(g) change the definition of “Required Lenders” without the written consent of each Lender;

(h) (i) contractually subordinate any Obligations in right of payment to any other Indebtedness of the Borrowers and/or Guarantors (“Senior Indebtedness”) or (ii) contractually subordinate the Liens securing the Obligations on a material portion of the Collateral to Liens on a material portion of the Collateral securing Senior Indebtedness, without the written consent of each Lender directly and adversely affected thereby (it being understood that this clause (h) shall not (A) apply to the extent each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of

Obligations that are adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five Business Days, (B) apply to the incurrence of debtor-in-possession financing (or similar financing arrangements in insolvency proceedings in non-U.S. jurisdictions) approved by the applicable bankruptcy court) or (C) apply to Indebtedness that is expressly permitted by this Agreement as in effect on the Effective Date to be senior to the Obligations and/or be secured by a Lien that is senior to the Lien securing the Obligations; or

(i) waive any condition set forth in Section 4.01 without the written consent of each Lender.

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, change any provision of Section 1.10 or affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (iii) (A) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders and (B) in determining whether the requisite percentage of Lenders have consented to any amendment, modification, waiver or other action, any Defaulting Lenders shall be deemed to have voted in the same proportion as those Lenders who are not Defaulting Lenders, except with respect to (x) any amendment, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender and (y) any amendment, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from other affected Lenders, in which case the consent of such Defaulting Lender, as applicable, shall be required. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, and the Borrowers and the Administrative Agent (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to add parallel debt provisions, (iii) to cure ambiguities, omissions, mistakes or defects or (iv) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents. Furthermore, with the consent of the Administrative Agent at the request of the Parent Borrower (without the need to obtain any consent of any Lender), any Loan Document may be amended to cure ambiguities, inconsistencies, omissions, mistakes or defects (which determination by the Parent Borrower and the Administrative Agent shall be conclusive).

Notwithstanding anything in this Section 10.01 to the contrary, (a) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary (i) to integrate any Incremental Facilities, Refinancing Revolving Commitments, Refinancing Term Loans or Extended Revolving Credit Commitments, (ii) to integrate or make administrative modifications with respect to borrowings and issuances of Letters of Credit, (iii) to integrate and terms or conditions from any Incremental Facility Amendment that are more restrictive than this Agreement in accordance with Section 2.14(d) and (iv) to make any amendments permitted by Section 1.03 and to give effect to any election to adopt IFRS and (b) without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (x) any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document or (y) any Acceptable Intercreditor Agreement pursuant to the terms thereof, in each case with the holders of Indebtedness permitted by this Agreement to be secured by the Collateral. Without limitation of the foregoing, the Borrowers may, without the consent of any Lenders, upon delivery to the Administrative Agent (i) increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any Class or Classes of Lenders hereunder, (ii) add, increase, expand and/or extend the call protection provisions and any “most favored nation” provisions benefiting any Class or Classes of Lenders hereunder and/or (iii) with the consent of the Administrative Agent, modify any other provision hereunder or under any other Loan Document in a manner, as determined by the Administrative Agent in its sole discretion, more favorable to the then-existing Lenders or Class or Classes of Lenders; provided that the Administrative Agent will have at least five Business Days (or such shorter period to which the Administrative Agent may consent in its reasonable discretion) after written notice from the Borrowers to provide such consent and may, in its sole discretion, provide written notice to the Lenders regarding any such proposed amendment.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower, the Administrative Agent or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrowers, the Administrative Agent and L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent and L/C Issuer pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) [Reserved].

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent and any L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agents and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each L/C Issuer and Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent or the L/C Issuer, as applicable, and each of the parties hereto hereby consents to such recording.

(f) Notice to other Loan Parties. The Borrowers agree that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrowers in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

(g) Communications. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise approved in writing by the Administrative Agent) that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) [reserved], (iv) provides notice of any Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non excluded communications, collectively, the “Specified Communications”), by transmitting the Specified Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such email address(es) provided to the Borrowers from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Specified Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably request. Nothing in this Section 10.02 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuers or the Administrative Agent or Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs and Expenses. The Borrowers agree (a) if the Effective Date occurs, to pay or reimburse the Administrative Agent and the Lead Arrangers for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Loans and Commitments and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Milbank LLP (subject in all respects to the limitations set forth in that certain Engagement Letter, dated as of August 17, 2025, between the Parent Borrower and JPMorgan Chase Bank, N.A.), and (b) to pay or reimburse the Administrative Agent, the Lead Arrangers, each L/C Issuer and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel for all such Persons (and, in the case of an actual or perceived conflict of interest, where such Person affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05. Limitation of Liability; Indemnification by the Borrowers. (a) To the extent permitted by applicable law (i) the Parent Borrower and any Loan Party shall not assert, and the Parent Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any L/C Issuer and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.05(a) shall relieve the Parent Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.05(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(b) Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Agent- Related Person, each Lender, each L/C Issuer, each Lead Arranger and their respective Affiliates and their and their Affiliates’ respective partners, directors, officers, employees, counsel, agents, advisors, and other representatives (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of a single firm of regulatory or special counsel for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by any Borrower, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transaction, including the financing contemplated hereby, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by any Borrower, any other Loan Party or any of their respective Subsidiaries, or any Environmental Liability related in any way to any Borrower, any other Loan Party or any of their respective Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the partners, officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee or one of its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrowers or any of their Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or Lead Arranger or similar role under the Loan Documents unless such claim arose from the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, if the Borrowers have reimbursed any Indemnitee for any legal or other expenses in connection with any Indemnified Liabilities and there is a final non-appealable judgment of a court of competent jurisdiction that the Indemnitee was not entitled to indemnification or contribution with respect to such Indemnified Liabilities pursuant to the express terms of this Section 10.05, then the Indemnitee shall promptly refund such expenses paid by the Borrowers to the Indemnitee. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except as otherwise provided herein (including, without limitation, as permitted under Section 7.04), neither the Parent Borrower nor any of its Subsidiaries may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided that in the case of any assignment deemed null and void pursuant to the foregoing sentence (a “Failed Assignment”), resulting in the Loans and Commitments subject to the Failed Assignment (the “Subject Loans and Commitments”) reverting to the assignor under such Failed Assignment where such assignor acquired the Subject Loans and Commitments pursuant to bona fide market-making activities (such assignor, the “Intermediary”), upon the Failed Assignment being deemed null and void, the Subject Loans and Commitments shall instead revert to the assignor under the Assignment Agreement pursuant to which the Intermediary initially acquired the Loans and Commitments. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)

the Borrowers; provided that, (I) no consent of the Borrowers shall be required for an assignment (1) to any other Lender, any Affiliate of a Lender or any Approved Fund or (2) if a Specified Event of Default has occurred and is continuing, to any Assignee, and (II) the Borrowers shall be deemed to have consented to any such assignment of any Revolving Credit Loan unless it shall expressly object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the Administrative Agent; and

(C) in the case of any assignment of any of the Revolving Credit Facility, each L/C Issuer.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrowers and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrowers shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C) (1) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f) and (2) the Assignee shall have delivered to the Administrative Agent all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer”, and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(D) the Assignee shall not be a natural person or a Disqualified Lender (and such Assignee shall be required to represent that it is not a Disqualified Lender); provided that the Parent Borrower may withhold its consent to an assignment to any person that is known by it to be a Disqualified Lender;

(E) the Assignee shall not be a Defaulting Lender;

(F) no such assignment shall be made to any Loan Party nor any Affiliate of a Loan Party;

(G) [reserved];

(H) [reserved];

(I) [reserved];

(J) [reserved]; and

(K) Notwithstanding anything to the contrary contained herein, if any Loans or Commitments are assigned or participated (x) to a Disqualified Lenders or (y) without complying with the Parent Borrower consent or notice requirements of this Section 10.07, then: (I) the Parent Borrower may require such Person to assign its rights and obligations to one or more Eligible Assignees at a price equal to the lesser of (X) the current trading price of the Loans, (Y) par and (Z) the amount such Person paid to acquire such Loans or Commitments, in each case, without premium, penalty, prepayment fee or breakage (which assignment shall not be subject to any processing and recordation fee) and if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within three (3) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Person, then such Person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part, (II) no such Person shall receive any information or reporting provided by the Parent Borrower, the Administrative Agent or any Lender, (III) for purposes of voting, any Loans or Commitments held by such person shall be deemed not to be outstanding, and such person shall have no voting or consent rights with respect to “Required Lenders” or Class votes or consents, (IV) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Class (giving effect to clause (III) above) so approves, and (V) such Person shall not be entitled to any expense reimbursement or indemnification rights under any Loan Documents (including Sections 10.04 and 10.05) and the Parent Borrower expressly reserves all rights against such person under contract, tort or any other theory and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall not apply to any assignee of a Disqualified Lender that becomes a Lender so long as such assignee is not a Disqualified Lender.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (y) such processing and recordation fee shall not be payable in the case of assignments by any Affiliate of the Lead Arrangers), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection (including, without limitation, electronically) by the Borrowers, any Agent and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural person or a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Section 3.01(f)) and Sections 3.05 and 3.06, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) (provided that any documentation required to be provided under Section 3.01(f) shall be provided solely to the participating Lender). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.13 as though it were a Lender. Any Lender that sells participations shall maintain a register on which it enters the name and the address of each Participant and the principal amounts and related interest amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrowers solely for this purpose and undertakes no duty, responsibility or obligation to the Borrowers (without limitation, in no event shall such Lender be a fiduciary of the Borrowers for any purpose). No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent and such consent explicitly acknowledges such participant’s right to receive greater payment or except to the extent such entitlement to a greater payment results from a Change in Law after such Participant became a Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) [Reserved].

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified, in consultation with the Borrowers, a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, as applicable. In the event of any such resignation of an L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of the relevant L/C Issuer. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

Section 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ partners, directors, officers, employees, trustees, investment advisors, professionals and other experts or agents, including accountants, legal counsel, independent auditors and other advisors, in each case, who need to know such information in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority, to any pledgee referred to in Section 10.07(g) in which case the Agent or Lenders, as applicable, agree, to the extent not prohibited by applicable law, rule or regulation, to inform the Borrowers promptly thereof prior to disclosure; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the Agent or Lender, as applicable, agrees to the extent not prohibited by applicable law, rule or regulation, to inform the Borrowers promptly thereof); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrowers), to any pledgee referred to in Section 10.07(i), counterparty to a Swap Contract or Permitted Receivables Financing, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrowers; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner regulating any Lender in which case the Agent or Lenders, as applicable, agree, to the extent not prohibited by applicable law, rule or regulation, to inform the Borrowers promptly thereof prior to disclosure; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (k) to the extent that such Information is received by such Lender, Agents or any of its Affiliates or Agent-Related Persons from a third party that is not, to such Lender’s knowledge, subject to any contractual or fiduciary confidentiality obligations owing to the Borrowers or any of their Affiliates; (l) to the extent that such Information is independently developed by such Lender or any of its Affiliates, (m) to the extent consisting of customary disclosure regarding portfolio holdings in any public filing by such Lender or (n) upon the request or demand of any Governmental Authority or other regulatory authority having jurisdiction over the Agent or Lenders, as applicable, (in which case the Agent or Lenders, as applicable, agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority and any disclosures required in the ordinary course by Law or regulation), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrowers promptly thereof prior to disclosure). In addition, the Agents, the L/C Issuers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Borrowers or any of their Subsidiaries or their business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Agent and its Affiliates, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Agent and its Affiliates, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Agent and its Affiliates, such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent, such Lender, such L/C Issuer or such Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.

Notwithstanding anything to the contrary contained herein, none of each Agent and its Affiliates, each Lender and its Affiliates and each L/C Issuer and its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Agent or its Affiliates, such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party that is a Foreign Subsidiary or a Domestic Foreign Holding Company. Each Lender and L/C Issuer agrees promptly to notify the Borrowers and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Agent, such Lender and such L/C Issuer may have.

Section 10.10. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic transmission.

Section 10.11. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations not yet due, Secured Hedge Agreements, Cash Management Obligations, and Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer). The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14. GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN THE BOROUGH OF MANHATTAN (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWERS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) OR THE PARTIES OR PROPERTY SUBJECT THERETO.

Section 10.15. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT

TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16. Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Borrowers and the Administrative Agent shall have been notified by each Lender and each L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent, each L/C Issuer and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.17. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.19. Know-Your-Customer, Etc.. Each Lender shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 10.20. USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation and is effective as to the Lenders and the Administrative Agent.

Section 10.21. Intercreditor Agreements.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of any Acceptable Intercreditor Agreement then in effect, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and an Acceptable Intercreditor Agreement, on the other hand, the terms and provisions of any such Acceptable Intercreditor Agreement, shall control, and (iii) each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Administrative Agent and Collateral Agent to execute any Acceptable Intercreditor Agreement from time to time on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

(b) Each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Collateral Agent, as Collateral Agent and on behalf of such Lender or other Secured Party, to enter into one or more Acceptable Intercreditor Agreements from time to time and agrees that it will be bound by and will take no actions contrary to the provisions thereof.

Section 10.22. Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.23. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s- length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender or Lead Arrangers has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and each Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.24. Electronic Execution of Assignments and Certain Other Documents. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Parent Borrower and each Loan Party hereby (1) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Parent Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (2) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (3) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (4) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Parent Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.25. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(i) the effects of any Bail-in Action on any such liability, including, if applicable:

(ii) a reduction in full or in part or cancellation of any such liability;

(iii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(b) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.26. Lender Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.27. Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.28. Material Non-Public Information. (a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE PARENT BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE PARENT BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE PARENT BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE PARENT BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MP MATERIALS CORP., as the Parent Borrower

By:	/s/ Ryan Corbett
Name: Ryan Corbett
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Ayesha Nabi
Name: Ayesha Nabi
Title: VP

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender and L/C Issuer

By:	/s/ Ayesha Nabi
Name: Ayesha Nabi
Title: VP

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender and L/C Issuer

By:	/s/ Andrew Vernon
Name: Andrew Vernon
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender and L/C Issuer

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Lender and L/C Issuer

By:	/s/ Sumeet Singal
Name: Sumeet Singal
Title: Managing Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender and L/C Issuer

By:	/s/ Stephanie McClure
Name: Stephanie McClure
Title: Senior Vice President

[Signature Page to Credit Agreement]